UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________________________________________________________________________________________________________
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
_______________________________________________________________________________________________________________

	Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐
Check the appropriate box:
Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

IRHYTHM TECHNOLOGIES, INC.
(Name of Registrant as Specified In Its Charter)
Payment of Filing Fee (Check all boxes that apply):
☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

IRHYTHM TECHNOLOGIES, INC.
699 8th Street, Suite 600
San Francisco, California 94103
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held at 1:00 p.m. Pacific Time on May 26, 2022
Dear Stockholders of iRhythm Technologies, Inc.:

We cordially invite you to attend the virtual 2022 annual meeting of stockholders (the “Annual Meeting”) of iRhythm Technologies, Inc., a Delaware corporation, which will be held on Thursday, May 26, 2022, at 1:00 p.m. Pacific Time, via live webcast at www.virtualshareholdermeeting.com/IRTC2022. You will be able to attend the meeting online and submit questions during the meeting by visiting the website listed above. You will also be able to vote your shares electronically at the annual meeting. This meeting is being held for the following purposes, as more fully described in the accompanying proxy statement:
1.To elect three Class II and three Class III directors to serve until the 2023 annual meeting of stockholders and until their successors are duly elected and qualified;

2.To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2022;
3.To approve, on an advisory basis, Named Executive Officer compensation; and
4.To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.
Our Board of Directors has fixed the close of business on March 31, 2022, as the record date for the Annual Meeting. Only stockholders of record on March 31, 2022 are entitled to notice of and to vote at the Annual Meeting. Further information regarding voting rights and the matters to be voted upon is presented in the accompanying proxy statement.
On or about April 15, 2022, we expect to mail to our stockholders a Notice of 2022 Annual Meeting of Stockholders (the “Notice”). The Notice provides instructions on how to vote via the Internet, by telephone or by proxy card. The accompanying proxy statement and our annual report can be accessed directly at the following Internet address: www.proxyvote.com. You will need to enter the control number located on your proxy card.
YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the virtual Annual Meeting, we urge you to submit your vote via the Internet, telephone or mail.
We appreciate your continued support of iRhythm Technologies, Inc.

By order of the Board of Directors,

/s/ Quentin S. Blackford

Quentin S. Blackford Chief Executive Officer San Francisco, California April 14, 2022

Important Notice Regarding Proxy Materials for the Shareholder Meeting
to be Held on May 26, 2022

The Notice of Annual Meeting is being mailed on or about April 15, 2022 to all shareholders entitled to vote at the Annual Meeting. This Proxy Statement and our 2021 Annual Report are also available on the Company’s website.

Virtual Meeting Admission

Shareholders of record as of March 31, 2022 will be able to participate in the virtual Annual Meeting by visiting our Annual Meeting website at www.virtualshareholdermeeting.com/IRTC2022. To participate in the virtual Annual Meeting, you will need the 16-digit control number included on your proxy card.

The Annual Meeting will begin promptly at 1:00 p.m.. Pacific time on Thursday, May 26, 2022. Online check-in will begin at 12:45 p.m. Pacific time, and you should allow approximately 15 minutes for the online check-in procedures.

Voting. Whether or not you plan to virtually attend the Annual Meeting and regardless of the number of shares of common stock that you own, please cast your vote, at your earliest convenience, as instructed on your proxy card and/or voting instruction form. Your vote is very important. Your vote before the Annual Meeting will ensure representation of your shares at the Annual Meeting even if you are unable to virtually attend. You may submit your vote by the internet, telephone, mail or virtually at the Annual Meeting. Voting over the internet or by telephone is fast and convenient, and your vote is immediately confirmed and tabulated. By using the Internet or telephone, you help us reduce postage, printing and proxy tabulation costs. We encourage all holders of record to vote in accordance with the instructions on the proxy card and/or voting instruction form prior to the Annual Meeting even if they plan on virtually attending the Annual Meeting. Submitting a vote before the Annual Meeting will not preclude you from voting your shares at the Annual Meeting should you decide to virtually attend. You may vote using the following methods:

Computer:
Prior to the Annual Meeting, visit the website listed on your proxy card/voting instruction form to vote via the internet. During the Annual Meeting, visit our Annual Meeting website at www.virtualshareholdermeeting.com/IRTC2022

Mail:	Sign, date and return your proxy card/voting instruction form to vote by mail.
Phone:	Call the telephone number on your proxy card/voting instruction form to vote by telephone.

Virtual Meeting Philosophy

The Company has held its annual meeting of stockholders as a virtual meeting via the Internet since 2020. The Company also offers stockholders the option to ask questions live via telephone. The Board believes that holding the annual meeting of stockholders in a virtual format provides the opportunity for participation by a broader group of stockholders, while reducing the costs associated with planning, holding and arranging logistics for in-person meeting proceedings. This balance allows the meetings to remain focused on matters directly relevant to the interests of stockholders in a way that recognizes the value to stockholders of an efficient use of Company resources. The Board intends that the virtual meeting format provide stockholders a level of transparency as close as possible to the traditional in-person meeting format and takes the following steps to ensure such an experience:

•providing stockholders with the ability to submit appropriate questions in advance of the meeting to ensure thoughtful responses from management and the Board;
•providing stockholders with the ability to submit appropriate questions real-time either via telephone or the meeting website, limiting questions to one per stockholder unless time otherwise permits;
•answering as many questions submitted in accordance with the meeting rules of conduct as possible in the time allotted for the meeting without discrimination;
•publishing all questions submitted in accordance with the meeting rules of conduct with answers following the meeting, including those not addressed directly during the meeting; and
•offering separate engagement opportunities with stockholders on appropriate matters of governance or other relevant topics as outlined under the section titled “Communications with the Board of Directors” below.

i

IRHYTHM TECHNOLOGIES, INC.
PROXY STATEMENT
FOR 2022 ANNUAL MEETING OF STOCKHOLDERS
To Be Held at 1:00 p.m.. Pacific Time on May 26, 2022

This Proxy Statement and the enclosed form of proxy are furnished in connection with the solicitation of proxies by our Board of Directors for use at the virtual 2022 annual meeting of stockholders of iRhythm Technologies, Inc., a Delaware corporation (the “Company” or “iRhythm”), and any postponements, adjournments or continuations thereof (together with any adjournments or postponements, the “Annual Meeting”). The Annual Meeting will be held via live webcast at www.virtualshareholdermeeting.com/IRTC2022 on Thursday, May 26, 2022 at 1:00 p.m. Pacific Time. The Notice of 2022 Annual Meeting of Stockholders (the “Notice”), is first being mailed on or about April 15, 2022 to all stockholders entitled to vote at the Annual Meeting.

Virtual Stockholder Meeting
In light of the ongoing COVID-19 pandemic, we believe a virtual meeting will allow the greatest number of shareholders to attend. As such, our 2022 Annual Meeting will be conducted exclusively online via live webcast, allowing all of our shareholders the option to participate in the live, online meeting from any location convenient to them, providing shareholder access to our Board and management, and enhancing participation while supporting the safety of our shareholders. Shareholders at the close of business on March 31, 2022 will be allowed to communicate with us and ask questions in our virtual shareholder meeting forum before and during the meeting. All directors and key executive officers are expected to be available to answer questions. For further information on the virtual meeting, please see the Q&A section below. Please note that there will not be a physical meeting.

The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this Proxy Statement. You should read this entire Proxy Statement carefully. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this Proxy Statement and references to our website address in this Proxy Statement are inactive textual references only.
What matters am I voting on?
You will be voting on:
•the election of directors to serve until our 2023 annual meeting of stockholders and until their successors are duly elected and qualified;
•a proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2022;
•an advisory vote to approve Named Executive Officer Compensation; and
•any other business as may properly come before the Annual Meeting.
How does the Board of Directors recommend I vote on these proposals?
Our Board of Directors recommends a vote:
•“FOR” the election of Abhijit Y. Talwalkar, Bruce G. Bodaken, Cathleen Noel Bairey Merz, M.D., Mark J. Rubash, Ralph Snyderman, M.D., and Renee Budig as directors;
•“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2022; and
•“FOR” the approval of Named Executive Officer compensation.

Who is entitled to vote?
Holders of our common stock as of the close of business on March 31, 2022, the record date for the Annual Meeting, may vote at the Annual Meeting. As of the record date, there were 29,768,708 shares of our common stock outstanding. In deciding all matters at the Annual Meeting, each stockholder will be entitled to one vote for each share of our common stock held by them on the record date. Stockholders are not permitted to cumulate votes with respect to the election of directors.
Registered Stockholders. If shares of our common stock are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares and the Notice was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or vote while virtually attending the Annual Meeting. Throughout this Proxy Statement, we refer to these registered stockholders as “stockholders of record.”
Street Name Stockholders. If shares of our common stock are held on your behalf in a brokerage account or by a bank or other nominee, you are considered to be the beneficial owner of shares that are held in “street name,” and the Notice was forwarded to you by your broker or nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee as to how to vote your shares. Beneficial owners are also invited to virtually attend the Annual Meeting. However, since a beneficial owner is not the stockholder of record, you may not vote your shares of our common stock during the virtual Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of our proxy materials by mail, your broker, bank or other nominee will provide a voting instruction form for you to use. Throughout this Proxy Statement, we refer to stockholders who hold their shares through a broker, bank or other nominee as “street name stockholders.”
How many votes are needed for approval of each proposal?
•Proposal No. 1: The election of directors requires a plurality vote of the shares of our common stock present in attendance or by proxy at the virtual Annual Meeting and entitled to vote thereon to be approved. “Plurality” means that the nominees who receive the largest number of votes cast “for” are elected as directors. As a result, any shares not voted “for” a particular nominee (whether as a result of stockholder abstention or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. You may vote “for” or “withhold” on each of the nominees for election as a director.

•Proposal No. 2: The ratification of the appointment of PricewaterhouseCoopers LLP requires the affirmative vote of a majority of the shares of our common stock present in attendance or by proxy at the virtual Annual Meeting and entitled to vote thereon to be approved. Abstentions are considered votes present and entitled to vote on this proposal, and thus, will have the same effect as a vote “against” the proposal. Broker non-votes will have no effect on the outcome of this proposal.

•Proposal No. 3: The advisory vote to approve the compensation of our Named Executive Officers, will be approved if the majority of the shares of our common stock present in attendance or by proxy at the virtual Annual Meeting and entitled to vote thereon vote for approval. Abstentions are considered votes present and entitled to vote on this proposal, and thus, will have the same effect as a vote “against” the proposal. Broker non-votes will have no effect on the outcome of this proposal. The result of this vote will be considered an advisory vote of our stockholders.
What is the quorum?
A quorum is the minimum number of shares required to be present at the Annual Meeting for the Annual Meeting to be properly held under our amended and restated bylaws and Delaware law. The presence, in attendance or by proxy, of a majority of all issued and outstanding shares of our common stock entitled to vote at the virtual Annual Meeting will constitute a quorum at the virtual Annual Meeting. Abstentions, withhold votes and broker non-votes are counted as shares present and entitled to vote for purposes of determining a quorum.

Who will count the votes?
Broadridge Financial Services, Inc., our independent proxy tabulator, will tabulate the votes.
How do I vote?
If you are a stockholder of record, there are four ways to vote:
•by internet at www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m. Eastern Standard time on May 25, 2022 (have your proxy card in hand when you visit the website);
•by toll-free telephone at 1-800-690-6903 until 11:59 p.m. Eastern Standard time on May 25, 2022 (have your proxy card in hand when you call);
•by completing and mailing your proxy card; or
•by attending the virtual Annual Meeting via the Internet and voting during the meeting (have your proxy card in hand and follow the directions).
Even if you plan to attend the Annual Meeting virtually, we recommend that you also vote by proxy so that your vote will be counted if you later decide not to attend virtually.
If you are a street name stockholder, you will receive voting instructions from your broker, bank or other nominee. You must follow the voting instructions provided by your broker, bank or other nominee in order to instruct your broker, bank or other nominee on how to vote your shares. Street name stockholders should generally be able to vote by returning an instruction card, or by telephone or via the Internet. However, the availability of telephone and Internet voting will depend on the voting process of your broker, bank or other nominee. As discussed above, if you are a street name stockholder, you may not vote your shares during the virtual Annual Meeting unless you obtain a legal proxy from your broker, bank or other nominee.
Can I change my vote?
Yes. If you are a stockholder of record, you can change your vote or revoke your proxy any time before the virtual Annual Meeting by:
•entering a new vote by internet or by telephone;
•signing a later-dated proxy card and submitting it so that is received prior to the Annual Meeting in accordance with the instructions included in the proxy card;
•sending a written notice of revocation to the Secretary of iRhythm Technologies, Inc. at 699 8th Street, Suite 600, San Francisco, CA 94103, that must be received prior to the Annual Meeting, stating that you revoke your proxy; or
•virtually attending the meeting and voting your shares by electronic ballot at the virtual Annual Meeting.
If you are a street name stockholder, your broker, bank or other nominee can provide you with instructions on how to change your vote.

Where is the Annual Meeting?

The Annual Meeting will be held virtually at www.virtualshareholdermeeting.com/IRTC2022.
Why are you holding a virtual meeting instead of a physical meeting?

In light of the ongoing COVID-19 pandemic, we believe that a virtual Annual Meeting would allow the greatest number of shareholders to attend. We are excited to embrace the latest technology to provide expanded access, improved communication and cost savings for our shareholders and our company. We believe that hosting a virtual Annual Meeting will enable more of our shareholders to attend and participate in the meeting since our shareholders can participate from any location around the world with Internet access.

How can I attend the virtual Annual Meeting?

The Annual Meeting will be a completely virtual meeting of shareholders conducted exclusively by a live audio webcast.

If you are a shareholder of record as of the close of business on March 31, 2022, the record date for the Annual Meeting, you will be able to virtually attend the Annual Meeting, vote your shares and submit your questions online during the meeting by visiting www.virtualshareholdermeeting.com/IRTC2022. You will need to enter the 16-digit control number included on your notice, on your proxy card or on the instructions that accompanied your proxy materials.

If you are a shareholder holding your shares in “street name” as of the close of business on March 31, 2022, you may gain access to the meeting by following the instructions in the voting instruction card provided by your broker, bank, trustee or other nominee. You may not vote your shares electronically at the Annual Meeting unless you receive a valid “legal proxy” from your broker, bank, trustee or other nominee.

The online meeting will begin promptly at 1:00 p.m., Pacific time on May 26, 2022. We encourage you to access the meeting prior to the start time. Online check-in will begin at 12:45 p.m., Pacific time, and you should allow approximately 15 minutes for the online check-in procedures.

If you wish to submit a question for the Annual Meeting, you may do so in advance at www.virtualshareholdermeeting.com/IRTC2022, or you may type it into the dialog box provided at any point during the virtual meeting (until the floor is closed to questions).

What can I do if I need technical assistance during the Annual Meeting?

If you encounter any difficulties accessing the virtual Annual Meeting webcast please call the technical support number that will be posted on the Annual Meeting website log-in page.
What is the effect of giving a proxy?
Proxies are solicited by and on behalf of our Board of Directors. Quentin Blackford and Douglas Devine have been designated as proxy holders by our Board of Directors. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our Board of Directors as described above. If any matters not described in this Proxy Statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote the shares. If the Annual Meeting is adjourned, the proxy holders can vote the shares on the new Annual Meeting date as well, unless you have properly revoked your proxy instructions, as described above.
How are proxies solicited for the Annual Meeting?
Our Board of Directors is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by us. We have retained Alliance Advisors to act as a proxy solicitor in conjunction with the Annual Meeting. We have agreed to pay Alliance Advisors $10,000, plus reasonable out-of-pocket expenses, for proxy solicitation services. We will reimburse brokers or other nominees for reasonable expenses that they incur in sending our proxy materials to you if a broker, bank or other nominee holds shares of our common stock on your behalf. In addition, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Our directors and employees will not be paid any additional compensation for soliciting proxies.
How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?
Brokerage firms and other intermediaries holding shares of our common stock in street name for their customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker will have discretion to vote your shares on our “routine” matter, the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm. Your broker will not have discretion to vote on the election of directors and the vote on the frequency of advisory votes on Named Executive Officer compensation, which are “non-routine” matters, absent direction from you.

Where can I find the voting results of the Annual Meeting?
We will announce preliminary voting results at the virtual Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the Securities and Exchange Commission (the “SEC”) within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K within four business days after the Annual Meeting, we will file a Current Report on Form 8-K to publish preliminary results and will provide the final results in an amendment to the Current Report on Form 8-K as soon as they become available.
I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?
We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of the Notice and our proxy materials to multiple stockholders who share the same address unless we have received contrary instructions from one or more of such stockholders. This procedure reduces our printing costs, mailing costs, and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will promptly deliver a separate copy of the Notice and our proxy materials to any stockholder of record at a shared address to which we delivered a single copy of any of these materials. To receive a separate copy, or, if a stockholder is receiving multiple copies and wishes to request that we only send a single copy of the Notice and our proxy materials, such stockholder may contact the following firm, which is assisting us in the solicitation of proxies:
Broadridge Financial Solutions
Attention: Householding Department
51 Mercedes Way
Edgewood, New York 11717
Tel: 1 (866) 540-7095
Street name stockholders may contact their broker, bank or other nominee to request information about householding.
What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?
Stockholder Proposals
Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to our Secretary in a timely manner.
For a stockholder proposal to be considered for inclusion in our proxy statement for our 2023 annual meeting of stockholders, our Secretary must receive the written proposal at our principal executive offices not later than December 16, 2022. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals should be addressed to our principal executive offices at:
iRhythm Technologies, Inc.
Attention: Secretary
699 8th Street, Suite 600
San Francisco, California 94103
Our amended and restated bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our amended and restated bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) specified in our proxy materials with respect to such meeting, (ii) otherwise properly brought before such meeting by or at the direction of our Board of Directors, or (iii) properly brought before such meeting by a stockholder of record entitled to vote at the annual meeting who has delivered timely written notice to our Secretary, which notice must contain the information specified in our amended and restated bylaws. To be timely for our 2023 annual meeting of stockholders, our Secretary must receive the written notice at our principal executive offices:

•not earlier than January 30, 2023; and
•not later than the close of business on March 1, 2023.
In the event that we hold our 2023 annual meeting of stockholders more than 30 days before or more than 60 days after the one-year anniversary of the Annual Meeting, notice of a stockholder proposal that is not intended to be included in our proxy statement must be received no earlier than the close of business on the 120th day before our 2023 annual meeting of stockholders and no later than the close of business on the later of the following two dates:
•the 90th day prior to our 2023 annual meeting of stockholders; or
•the 10th day following the day on which public announcement of the date of our 2023 annual meeting of stockholders is first made.
If a stockholder who has notified us of his, her or its intention to present a proposal at an annual meeting does not appear to present his, her or its proposal at such annual meeting, we are not required to present the proposal for a vote at such annual meeting.
Nomination of Director Candidates
You may propose director candidates for consideration by our Nominating and Corporate Governance Committee. Any such recommendations should include the nominee’s name and qualifications for membership on our Board of Directors and should be directed to our Secretary at the address set forth above. For additional information regarding stockholder recommendations for director candidates, see “Board of Directors and Corporate Governance—Stockholder Recommendations for Nominations to the Board of Directors.”
In addition, our amended and restated bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our amended and restated bylaws. In addition, the stockholder must give timely notice to our Secretary in accordance with our amended and restated bylaws, which, in general, require that the notice be received by our Secretary within the time periods described above under “Stockholder Proposals” for stockholder proposals that are not intended to be included in a proxy statement.
Availability of Amended and Restated Bylaws
A copy of our amended and restated bylaws may be obtained by accessing our public filings on the SEC’s website at www.sec.gov. You may also contact our Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Our business affairs are managed under the direction of our Board of Directors, which is currently composed of eight members. Our directors are independent within the meaning of the listing standards of The NASDAQ Stock Market. Our Board of Directors is currently divided into three staggered classes of directors. At each annual meeting of stockholders, a class of directors will be elected for a one-year term to succeed the same class whose term is then expiring.

The following table sets forth the names, ages as of March 31, 2022, and certain other information for each of the directors with terms expiring at the Annual Meeting (who are also nominees for election as a director at the Annual Meeting) and for each of the continuing members of our Board of Directors:

Directors with Terms Expiring at the Annual Meeting/Nominees	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term For Which Nominated
Cathleen Noel Bairey Merz, M.D. (2)	II	66	Director	2018	2022	2023
Mark J. Rubash (1)(3)(4)	II	64	Director	2016	2022	2023
Renee Budig (1)	II	61	Director	2020	2022	2023
Ralph Snyderman, M.D (1)	III	82	Director	2017	2022	2023
Abhijit Y. Talwalkar (2)(3)(4)	III	58	Director and Chairman of the Board	2016	2022	2023
Bruce G. Bodaken (2)(3)(4)	III	70	Director	2017	2022	2023
Continuing Directors
Quentin S. Blackford	I	43	President, Chief Executive Officer, Director	2022	2023	—
Karen Ling (2)	I	58	Director	2022	2023	—
__________________________________
(1)Member of our Audit Committee
(2)Member of our Compensation and Talent Management Committee
(3)Member of our Nominating and Corporate Governance Committee
(4)Member of our Special Committee
Nominees for Director
Cathleen Noel Bairey Merz, M.D has served as a member of our Board of Directors since April 2018. Dr. Bairey Merz has been the Medical Director of the Preventive and Rehabilitative Center at the Cedars-Sinai Medical Center in Los Angeles, California, since 1991. She also has been the Medical Director and Endowed Chair of the Barbra Streisand Women’s Heart Center at the Smidt Cedars-Sinai Heart Institute since 2001, and a Professor of Medicine at Cedars-Sinai Medical Center and the David Geffen School of Medicine at the University of California at Los Angeles. From 2005 to 2009, she served on the Scientific Advisory Board of CV Therapeutics, Inc. She also has extensive experience on nonprofit boards, councils, and guideline panels ,including the American College of Cardiology, the American Heart Association and the National Heart, Lung, and Blood Institute. Since 2016, Dr. Bairey Merz has been serving on multiple editorial boards, including the Journal of the American College of Cardiology, Circulation, and European Heart Journal. Dr. Bairey Merz holds a B.A. (Honors) in Biological Sciences from the University of Chicago and an M.D. (Honors) from Harvard Medical School. She completed her training in Internal Medicine at the University of California, San Francisco, and Cardiology at Cedars-Sinai Medical Center.
We believe that Dr. Bairey Merz is qualified to serve as a member of our Board of Directors because of her medical experience and her experience with for-profit and non-profit organizations.
Mark J. Rubash has served as a member of our Board of Directors since March 2016. Most recently, from November 2016 to August 2018, Mr. Rubash served as a Strategic Advisor to Eventbrite, Inc., a publicly-held e-commerce company, where he previously served as the Chief Financial Officer from June 2013 to November 2016. Prior to Eventbrite, Mr. Rubash was the Chief Financial Officer at HeartFlow, Inc., a privately-held medical device company, which he joined in March 2012, and at Shutterfly, Inc., a publicly-held e-commerce company, which he joined in November 2007. Mr. Rubash was also the Chief Financial Officer of Deem, Inc. (formerly, Rearden Commerce), a privately-held e-commerce company, from August 2007 to November 2007. From February 2007 to August 2007, Mr. Rubash was a Senior Vice President at Yahoo! Inc. and he held various senior finance positions at eBay Inc. from February 2001 to July 2005. Prior to that, Mr. Rubash was an audit partner at PricewaterhouseCoopers LLP, where he was most recently the Global Leader for their Internet Industry Practice and Managing Partner for their Silicon Valley Software Industry Practice. Mr. Rubash has served as a member of the board of directors and Chairman of the audit committee of Intuitive Surgical, Inc., a medical device company, since October 2007, as a member of the board of directors and Chairman of the audit committee of Line 6,

Inc., a music technology company, from April 2007 to January 2014, as a member of the board of directors and audit committee of IronPlanet, Inc., a privately-held e-commerce platform for used heavy equipment, from March 2010 to May 2017, and as Chairman of the audit committee from October 2015 to May 2017. Mr. Rubash received his B.S. in Accounting from California State University, Sacramento.
We believe that Mr. Rubash is qualified to serve as a member of our Board of Directors because of his financial expertise and his experience with private and public company financial accounting matters and risk management.

Renee Budig has served as a member of our Board of Directors since April 2020. Ms. Budig has served as a member of the board of directors and as Chair of the audit committee of Chegg, Inc. since November 2015. Since September 2012, Ms. Budig has served as the Executive Vice President and Chief Financial Officer of CBS Interactive, a division of ViacomCBS, the world’s largest publisher of premium digital content and a perennial top 10 Internet company. Previously, Ms. Budig served as Chief Financial Officer of Hightail, Inc. (formerly branded YouSendIt and acquired by OpenText), a cloud service that allowed users to send, receive, digitally sign and synchronize files. Prior, Ms. Budig was the Vice President of Finance at Netflix, Inc. and the Vice President of Finance for Veritas Software. Ms. Budig holds a B.S. in Business Administration from the University of California, Berkeley.

We believe that Ms. Budig is qualified to serve as a member of our Board of Directors because of her extensive financial experience as a chief financial officer and her experience serving on the board of directors and the audit committee of another public company.
Bruce G. Bodaken has served as a member of our Board of Directors since July 2017. Mr. Bodaken served as Chairman and CEO of Blue Shield of California from 2000 to 2012, where he was responsible for strategy and management of California’s third largest insurer. He previously served as Blue Shield of California’s President and COO from 1996 to 2000. Mr. Bodaken has served on the board of directors of Rite Aid Corporation since May 2013. Mr. Bodaken was a visiting scholar at the Brookings Institution from 2013-2015 and a visiting lecturer at the University of California School of Public Health from 2013-2016. Mr. Bodaken holds a M.A. from the University of Colorado and a B.A. from Colorado State University.

We believe that Mr. Bodaken is qualified to serve as a member of our Board of Directors because of his extensive business experience in the healthcare industry.
Ralph Snyderman, M.D., has served as a member of our Board of Directors since July 2017. Dr. Snyderman is Chancellor Emeritus, James B. Duke Professor of Medicine, and Director of the Center for Research on Personalized Health Care at Duke University. From 1989 to 2004, he served as Chancellor for Health Affairs at Duke and was the founding CEO and President of the Duke University Health System. Simultaneously, from 2006 to 2009, he was a venture partner with New Enterprise Associates, a venture capital firm. Dr. Snyderman currently serves on the board of directors of CareDx, Inc., Liquida Technologies, Inc., Sengenix, Inc., Veritas Collaborative Holdings, and Essential Health Solutions, Inc. He previously served on the Board of Directors of The Procter and Gamble Company (P&G), Pharmaceutical Product Development, LLC (PPD), Trevena, Inc., Crescendo Bioscience, Inc. and Targacept, Inc. Dr. Snyderman is a member of the Association of American Physicians, where he served as president from 2003 to 2004, the Association of American Medical Colleges, where he served as chair from 2001 to 2002, the National Academy of Medicine, and the American Academy of Arts & Sciences. Dr. Snyderman holds a B.S. in Pre-Medical Studies from Washington College and an M.D. from the State University of New York, Downstate Medical Center. He completed his internship and residency in Medicine at Duke University.
We believe that Dr. Snyderman is qualified to serve as a member of our Board of Directors because of his extensive experience serving on the board of directors of public and private companies and his knowledge of the healthcare industry.
Abhijit Y. Talwalkar has served as a member and Chairman of our Board of Directors since May 2016. Mr. Talwalkar is the former President and Chief Executive Officer of LSI Corporation, a leading provider of silicon, systems and software technologies for the storage and networking markets, a position he held from May 2005 until the completion of LSI’s merger with Avago Technologies in May 2014. From 1993 to 2005, Mr. Talwalkar was employed by Intel Corporation. At Intel, he held a number of senior management positions, including Corporate Vice President and Co-General Manager of the Digital Enterprise Group, which was comprised of Intel’s business client, server, storage and communications business, and Vice President and General Manager for the Intel Enterprise Platform Group. Prior to joining Intel, Mr. Talwalkar held senior engineering and marketing positions at Sequent Computer Systems, a multiprocessing computer systems design and manufacturer, Bipolar Integrated Technology, Inc., a VLSI bipolar semiconductor company, and Lattice Semiconductor Inc., a service driven developer of programmable design solutions. Mr. Talwalkar has served on the board of directors for Advanced Micro Devices, a leading provider of high-performance computing, graphics, and visualization solutions since August 2017. Since March 2017, Mr. Talwalkar has served as a member of the board of directors of TE Connectivity Ltd. and previously served as an advisor to the board of directors since August 2016. Since 2011, Mr. Talwalkar has served on the board of directors of Lam Research Corporation and has previously served as a member of the board of directors of LSI from May 2005 to May 2014 and the U.S. Semiconductor Industry Association, a semiconductor industry trade association, from May 2005 to May 2014. He has served as the Chairman of the Bay Area chapter of the nationwide nonprofit organization Friends of the Children since January 2015. He holds a B.S. in Electrical Engineering from Oregon State University.
We believe that Mr. Talwalkar is qualified to serve as Chairman of our Board of Directors because of his experience in leadership roles at major technology companies and his years of experience serving on public company boards of directors.
Continuing Directors
Quentin S. Blackford joined iRhythm in 2021 and serves as the President and Chief Executive Officer. Prior to joining iRhythm, Mr. Blackford was the Chief Operating Officer at Dexcom, where he was responsible for global operations, strategic development, and strategic growth. He also served as its Chief Financial Officer. Mr. Blackford held several leadership positions at NuVasive, including Executive Vice President, Chief Financial Officer, and Head of Strategy and Corporate Integrity. Mr. Blackford worked at Zimmer Holdings, Inc. leading the organization’s Global Financial Planning and Analysis group, in addition to serving as Director of Finance and Controller of the Dental Division. Mr. Blackford has served as an independent member of the Board of Directors of Alphatec Holdings, Inc. since October 2017. He is a Certified Public Accountant (inactive) and received dual Bachelor of Science degrees in Accounting and Business Administration from Grace College.
We believe that Mr. Blackford is qualified to serve as a member of our Board of Directors because of the perspective and experience he brings as our Chief Executive Officer, his extensive business experience and knowledge of digital healthcare company operations, and his experience working with companies, regulators and other stakeholders in the medical industry.

Karen Ling recently retired from her role as Executive Vice President and Chief Human Resources Officer for American International Group, Inc. (“AIG”), a position she had held since July 2019. In this role, Ms. Ling oversaw all aspects of human capital management, including talent acquisition, training, development, compensation and benefits, and diversity and inclusion. From July 2014 until joining AIG, Ms. Ling served as Executive Vice President and Chief Human Resources Officer at Allergan plc., a pharmaceutical company. In this capacity, Ms. Ling developed and oversaw a global HR strategy during a period of transition that included successfully launching new company-wide HR resources and cultural initiatives. Previously Ms. Ling was Senior Vice President, Human Resources for Merck & Co., Inc.’s Global Human Health and Consumer Care businesses worldwide. Prior to Merck, she was Group Vice President, Global Compensation & Benefits at Schering-Plough. Ms. Ling also spent 14 years at Wyeth in various positions of increasing responsibility developing HR strategies for business units and working in Wyeth’s Labor & Employment Department. Ms. Ling holds a JD from Boston University School of Law and a B.A. in Economics from Yale University.

We believe that Ms. Ling is qualified to serve as a member of our Board of Directors because of her Human Resources experience and leadership roles at major healthcare and technology companies.

Board Diversity Matrix (as of April 14, 2022)

	Bairey Merz	Blackford	Bodaken	Budig	Ling	Rubash	Snyderman	Talwalkar
Tenure and Independence
Tenure (years)	4		5	2		6	5	6
Independence	•		•	•	•	•	•	•
Demographics
Age	66	43	70	61	58	64	82	58
Gender Identity	F	M	M	F	F	M	M	M
African American or Black
Asian					•			•
Hispanic or Latinx
Native Hawaiian or Pacific Islander
White	•	•	•	•		•	•
LGBTQ+
Director Independence
Our common stock is listed on The NASDAQ Global Select Market. Under the listing standards of The NASDAQ Stock Market, independent directors must comprise a majority of a listed company’s board of directors. In addition, the listing standards of The NASDAQ Stock Market require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and corporate governance committees be independent. Under the listing standards of The NASDAQ Stock Market, a director will only qualify as an “independent director” if, in the opinion of that listed company’s board of directors, that director does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.
Audit committee members must also satisfy the additional independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the listing standards of The NASDAQ Stock Market. Compensation committee members must also satisfy the additional independence criteria set forth in Rule 10C-1 under the Exchange Act and the listing standards of The NASDAQ Stock Market.
Our Board of Directors has undertaken a review of the independence of each of our directors. There are no material proceedings to which any director, officer or affiliate of the Company, any owner of record or beneficially of more than 5% of any class of voting securities of the Company, any associate of any such director, officer, affiliate of the Company, or security holder is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or its subsidiary. Based on information provided by each director concerning their background, employment and affiliations, our Board of Directors has determined that Messrs. Bodaken, Rubash, Talwalkar, Ms. Budig, Ms. Ling, and Drs. Bairey Merz and Snyderman do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the listing standards of The NASDAQ Stock Market. In making these determinations, our Board of Directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our Board of Directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and the transactions involving them described in the section titled “Related Person Transactions.”
Board Leadership Structure

The roles of Chairman of the Board and Chief Executive Officer are currently filled by separate individuals. Our Board of Directors believes that the separation of the offices of the Chairman and Chief Executive Officer is appropriate at this time because it allows our Chief Executive Officer to focus primarily on our business strategy, operations and corporate vision. However, as described in further detail in our corporate governance guidelines, our Board of Directors does not have a policy mandating the separation of the roles of Chairman and Chief Executive Officer. Our Board of Directors elects our Chairman and Chief Executive Officer, and each of these positions may be held by the same person or by different people. We believe that it is important that the Board of Directors retain flexibility to determine whether these roles should be separate or combined based upon the Board’s assessment of our needs and our leadership at a given point in time.
We believe that independent and effective oversight of our business and affairs is maintained through the composition of our Board of Directors, the leadership of our independent directors and the committees of our Board of Directors and our governance structures and processes already in place. The Chairman of our Board of Directors is an independent director. In addition, the Board of Directors consists of a majority of independent directors, and the committees of our Board of Directors are composed solely of independent directors.
Board Meetings and Committees
During our fiscal year ended December 31, 2021, our Board of Directors held nine meetings (including regularly scheduled and special meetings) and acted by written consent seven times. Each director attended at least 75% of the aggregate of (i) the total number of meetings of our Board of Directors held during the period for which he or she has been a director and (ii) the total number of meetings held by all committees of our Board of Directors on which he or she served during the periods that he or she served.
Although we do not have a formal policy regarding attendance by members of our Board of Directors at annual meetings of stockholders, we strongly encourage our directors to attend. All of our Board members attended the annual meeting of stockholders in 2021.
Our Board of Directors has established an Audit Committee, a Compensation and Talent Management Committee and a Nominating and Corporate Governance Committee. The composition and responsibilities of each of the committees of our Board of Directors is described below. Members will serve on these committees until their resignation or until as otherwise determined by our Board of Directors.
Audit Committee
Our Audit Committee consists of Mr. Rubash, Ms. Budig and Dr. Snyderman, with Mr. Rubash serving as the chair. Mr. Rubash, Ms. Budig, and Dr. Snyderman meet the requirements for independence and financial literacy for Audit Committee members under the listing standards of The NASDAQ Stock Market and SEC rules and regulations. In addition, our Board of Directors has determined that Mr. Rubash is an Audit Committee financial expert within the meaning of Item 407(d) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”). Our Audit Committee is responsible for, among other things:
•appointing, approving the compensation of, and assessing the qualifications, independence and performance of our independent registered public accounting firm, which currently is PricewaterhouseCoopers LLP;
•reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures;
•preparing the Audit Committee report required by SEC rules to be included in our annual proxy statements;
•monitoring our internal control over financial reporting, disclosure controls and procedures;
•reviewing our risk management status, including the security of and risks related to computerized information and technology systems across the Company with emphasis on privacy, data security and cybersecurity matters;
•establishing policies regarding hiring employees from our independent registered public accounting firm and procedures for the receipt and retention of accounting related complaints and concerns;
•meeting independently with our independent registered public accounting firm and management; and
•monitoring compliance with our code of business conduct and ethics for financial management.

Our Audit Committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of The NASDAQ Stock Market. A copy of the charter of our Audit Committee is available on our website at www.irhythmtech.com under “Investors—Policies, Procedures and Charters.” During our fiscal year ended December 31, 2021, our Audit Committee held six meetings and acted by written consent once.
Compensation and Talent Management Committee (“Compensation Committee”)
Our Compensation Committee consists of Messrs. Bodaken and Talwalkar, Ms. Ling, and Dr. Bairey Merz, with Mr. Bodaken serving as the chair. Each member of our Compensation Committee meets the requirements for independence for compensation committee members under the listing standards of The NASDAQ Stock Market and SEC rules and regulations, including Rule 10C-1 under the Exchange Act. Each member of our Compensation Committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act. Our Compensation Committee is responsible for, among other things:
•annually reviewing and approving corporate goals and objectives relevant to compensation of our Chief Executive Officer and our other executive officers;
•recommending the compensation of our Chief Executive Officer to our Board of Directors and determining the compensation of our other executive officers;
•reviewing and making recommendations to our Board of Directors with respect to director compensation;
•overseeing the Company’s strategies and policies related to the development of human capital management, including programs and practices relating to talent and leadership development; and
•administering our equity incentive plans.
Our Compensation Committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of The NASDAQ Stock Market. A copy of the charter of our Compensation Committee is available on our website at www.irhythmtech.com under “Investors—Policies, Procedures and Charters.” During our fiscal year ended December 31, 2021, our Compensation Committee held seven meetings and acted by written consent six times.
Compensation and Talent Management Committee Interlocks and Insider Participation
During the last fiscal year, Messrs. Bodaken and Talwalkar, Ms. Ling, and Dr. Bairey Merz served on our Compensation Committee. None of the members of our Compensation Committee is or has been an officer or employee of the Company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions) of any entity that has one or more of its executive officers serving on our Board of Directors or Compensation Committee.
Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee consists of Messrs. Rubash, Bodaken, and Talwalkar, with Mr. Talwalkar serving as the chair. Each member of our Nominating and Corporate Governance Committee meets the requirements for independence under the listing standards of The NASDAQ Stock Market and SEC rules and regulations. Our Nominating and Corporate Governance Committee is responsible for, among other things:
•identifying individuals qualified to become members of our Board of Directors;
•recommending to our Board of Directors the persons to be nominated for election as directors and to each of our Board’s committees;
•reviewing and making recommendations to our Board of Directors with respect to management and other key employee succession planning;
•developing, updating and recommending to our Board of Directors corporate governance principles and policies;
•evaluating our Board of Directors and committees and the Company’s Chief Executive Officer; and

•overseeing the Company’s strategies, activities, risks and opportunities related to sustainability and the environment, corporate social responsibility and corporate governance (“ESG”).
Our Nominating and Corporate Governance Committee operates under a written charter that satisfies the applicable listing standards of The NASDAQ Stock Market. A copy of the charter of our Nominating and Corporate Governance Committee is available on our website at www.irhythmtech.com under “Investors—Policies, Procedures and Charters.” During our fiscal year ended December 31, 2021, our Nominating and Corporate Governance Committee held four meetings and acted by written consent twice.
Considerations in Evaluating Director Nominees
Our Nominating and Corporate Governance Committee uses a variety of methods for identifying and evaluating director nominees. In its evaluation of director candidates, our Nominating and Corporate Governance Committee will consider the current size and composition of our Board of Directors and the needs of our Board of Directors and the respective committees of our Board of Directors. Some of the qualifications that our Nominating and Corporate Governance Committee considers include, without limitation, issues of character, integrity, judgment, diversity of experience, independence, area of expertise, corporate experience, length of service, potential conflicts of interest and other commitments. Nominees must also have the ability to offer advice and guidance to our Chief Executive Officer based on past experience in positions with a high degree of responsibility and be leaders in the companies or institutions with which they are affiliated. Director candidates must have sufficient time available in the judgment of our Nominating and Corporate Governance Committee to perform all board of director and committee responsibilities. Members of our Board of Directors are expected to prepare for, attend, and participate in all Board of Directors and applicable committee meetings. Our Nominating and Corporate Governance Committee may also consider such other factors as it may deem, from time to time, are in our and our stockholders’ best interests.
Although our Board of Directors does not maintain a specific policy with respect to board diversity, our Board of Directors believes that our Board of Directors should be a diverse body, and our Nominating and Corporate Governance Committee considers a broad range of backgrounds and experiences. In making determinations regarding nominations of directors, our Nominating and Corporate Governance Committee may take into account the benefits of diverse viewpoints, backgrounds, races, national origins, and experiences. Our Nominating and Corporate Governance Committee also considers these and other factors as it oversees the annual board of director and committee evaluations. After completing its review and evaluation of director candidates, our Nominating and Corporate Governance Committee recommends to our full Board of Directors the director nominees for selection.
Stockholder Recommendations for Nominations to the Board of Directors
Our Nominating and Corporate Governance Committee will consider candidates for director recommended by stockholders, so long as such recommendations are in accordance with our charter, our amended and restated certificate of incorporation and amended and restated bylaws and applicable laws, rules and regulations, including those promulgated by the SEC, our policies and procedures for director candidates, as well as the regular director nominee criteria described above. This process is designed to ensure that our Board of Directors includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to our business. Eligible stockholders wishing to recommend a candidate for nomination should contact our Secretary in writing. Such recommendations must include information about the candidate, a statement of support by the recommending stockholder, evidence of the recommending stockholder’s ownership of our common stock and a signed letter from the candidate confirming willingness to serve on our Board of Directors. Our Nominating and Corporate Governance Committee has discretion to decide which individuals to recommend for nomination as directors.
Under our amended and restated bylaws, stockholders may also nominate persons for our Board of Directors. Any nomination must comply with the requirements set forth in our amended and restated bylaws and should be sent in writing to our Secretary at iRhythm Technologies, Inc. 699 8th Street, Suite 600, San Francisco, California 94103. To be timely for our 2023 annual meeting of stockholders, our Secretary must receive the nomination no earlier than January 30, 2023 and no later than March 1, 2023.
Special Committee
Our Special Committee consists of Messrs. Rubash, Bodaken and Talwalkar, with Mr. Talwalkar serving as the chair. Our Special Committee is responsible for, among other things:

•overseeing investigations conducted by regulatory authorities and administrative proceedings or court actions related thereto;
•coordinating with management and outside legal counsel on litigation matters brought against the Company, including securities class action lawsuits;
•monitoring actions related to the U.S. Food and Drug Administration, Center for Medicare and Medicaid Services, Medicare Administrative Contractor, and other reimbursement activities; and
•reviewing employment matters including violations of the Company’s Code of Conduct.
Our Special Committee operates under a written charter and during our fiscal year ended December 31, 2021, our Special Committee held eight meetings.
Communications with the Board of Directors
Our stockholders wishing to communicate with our Board of Directors or with an individual member or members of our Board of Directors may do so by writing to our Board of Directors or to the particular member or members of our Board of Directors, and mailing the correspondence to our Secretary at iRhythm Technologies, Inc. 699 8th Street, Suite 600, San Francisco, California 94103. Our Secretary, in consultation with appropriate members of our Board of Directors as necessary, will review all incoming communications and, if appropriate, all such communications will be forwarded to the appropriate member or members of our Board of Directors, or if none is specified, to the Chairman of our Board of Directors.
Corporate Governance Guidelines and Code of Business Conduct and Ethics
Our Board of Directors has adopted Corporate Governance Guidelines that address items such as the qualifications and roles and responsibilities of our directors, limitations on other board service, considerations for evaluating and selecting directors candidates, procedures for addressing conflicts of interest, director orientation and continuing education and corporate governance policies and standards applicable to us in general. In addition, our Board of Directors has adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer, and other executive and senior financial officers. The full text of our Corporate Governance Guidelines and our Code of Business Conduct and Ethics is posted on the Corporate Governance portion of our website at www.irhythmtech.com under “Investors—Policies, Procedures and Charters.” We will post amendments to, or waivers of, our Code of Business Conduct and Ethics for directors and executive officers on the same website.
Corporate Responsibility
At iRhythm, corporate responsibility is our commitment to creating sustainable value for patients, physicians, hospitals, payers, employees and shareholders. Our focus areas include the overriding importance of patient safety, our customers’ access to quality healthcare, established ethics and integrity programs, our commitment to diversity and equal opportunity, our commitment to being a responsible steward to the environment, and our commitment to being good corporate citizens in the communities we serve. While the COVID-19 pandemic has stressed our global health community, we have responded by developing solutions to meet our customers’ and patients’ needs while maintaining our commitment to ethical environmental, social and governance practices.
Focus on Patients and Customers
We are committed to delivering uninterrupted patient care for both Zio XT and Zio AT, and this has included supporting efforts to monitor COVID-19 patients. While hospital systems and healthcare facilities shifted their focus and resources to treating COVID-19 patients and combating the spread of COVID-19, we adapted our service to meet the immediate needs of our physician customers and patients. Our digital service platform enables physician ordering, results reporting, data curation and patient support independent of location, across virtual or in-office care models.
As an example, we have significantly increased the utilization of our “Home Enrollment” service. This service allows patients to receive and wear the single-use Zio monitor without going to a healthcare facility. Physicians can prescribe the Zio service for their patients, either in-office or through a virtual care setting, and we ship the Zio monitor directly to the patient’s residence. We pay for the costs of shipping the Zio monitor, which represents additional expense for us. We also guide patients through the patch application process and inform them of instructions for wear. Home enrollment also eliminates clinical staff exposure to patients, as well as application, cleaning or reusing traditional Holter and event monitors that may have been exposed to viruses or other pathogens.
iRhythm’s strategy throughout its history has been to deliver a safe and repeatable platform, which will help save the lives of patients. iRhythm is a CMS-certified Medicare Independent Diagnostic Testing Facility ("IDTF"), where data captured by the Zio monitor is analyzed. iRhythm offers uniform retail pricing (i.e., billed charges) for its services across the U.S. iRhythm’s pricing recognizes the clinical value of the service provided to patients, physicians, and the overall healthcare system. And iRhythm’s pricing policy is designed to support innovation and delivery of industry-leading arrhythmia diagnostics.
Patient accessibility and affordability are important to iRhythm. iRhythm continually engages with government and private payers regarding the clinical value of the Zio service, and Zio is covered by all major commercial insurance providers in the U.S as well as Medicare. As of 2021 year end, over 95% of patients in the U.S. are able to access reimbursed Zio services through our third-party payer contracts, our IDTF participation status with CMS, and self-pay programs when excluding state Medicaid programs. In instances where health insurance payment sources are unavailable or only partial coverage is present, iRhythm offers alternative payment options (such as interest-free payment plans) and additional resources to manage their payment responsibility (for example, through payment assistance programs). iRhythm has a Patient Financial Navigation Team to help patients review specific plan benefits, provide estimated out-of-pocket costs for the Zio service, and discuss available payment programs to ensure patients can afford the Zio service. We are dedicated to helping patients get the care they need and have demonstrated commitment to financial support for those patients who need it.
Talent and Workplace Experience
At iRhythm, we are focused on maintaining a healthy, safe, and secure work environment that protects our employees and the public from harm. We use a multi-faceted approach to ensure the health and safety of our employees, from our Code of Conduct to our policies governing the way we act within and outside of iRhythm.
Although the COVID-19 pandemic has disrupted how and where we work, our employees have demonstrated ongoing resilience. Following recommendations from federal and local government and healthcare agencies, we transitioned employees to a remote work environment beginning in early March 2020. For a small number of our employees who supported essential operations at our facilities, we instituted social distancing and other measures to ensure the safety of our employees. We rapidly implemented business continuity protocols and were able to transition to a remote operating environment while continuing to deliver our Zio service. During 2021, employees continued to effectively navigate strict safety protocols for those working onsite, primarily in manufacturing, and the majority of our employees were not required to be onsite and worked from home.
Diversity, Equity & Inclusion
We believe in the richness and quality of a working environment that is informed by people from all walks of life and strive to create a genuinely inclusive environment. We are proud that, overall, our workforce is more than 60% female and greater than 50% of employees are ethnically diverse. To further build on our commitment to diversity, equity and inclusion, we have formed a Diversity Council of representatives from across our company that is working to coordinate efforts as we define our corporate strategy. In addition, we have an active Employee Resource Group (“ERG”) with plans to increase the number of ERGs to reflect the diversity of our workforce, and we are building external partnerships to expand the diversity of our talent outreach. We value our differences, recognizing that from those differences comes our strengths, and we are committed to continuing to build a culture of diversity, equity, and inclusion.

Total Rewards
We offer an attractive mix of compensation and benefit plans to support our employees and their families’ physical, mental, and financial well-being. We believe that we employ a fair and merit-based total compensation system - we evaluate our compensation programs to ensure our employees are compensated fairly for the important work they do and we reward outstanding performance. We are also committed to achieving internal pay equity.
We offer our employees competitive benefits that follow local standards and support physical, mental and financial wellness. In support of employee wellness, we provide a variety of benefits options, resources, programs, online tools and regular webinars. We generally offer to full time employees globally health benefits, a retirement plan, paid time off and family leave, an Employee Stock Purchase Plan (“ESPP”), and an employee assistance program that is available to employees and their families with a variety of support services.
It is important that all employees have an opportunity to have an ownership interest in our company, and there are several programs that provide the ability to own our stock. Generally, more than 75% of our employees participates in at least one of our stock programs. During their tenure with our company, all employees have an opportunity to receive an equity award, either upon hire and/or during an annual review process to recognize those with significant impact on achieving our goals. Another program offered to all employees, whether part or full time, is the ability to participate in our ESPP. Participants in the ESPP may purchase our stock at a 15% discount to market price. We believe our discounted stock purchase program helps to build an ownership mentality amongst participating employees.
Workforce Development
The growth and success of our employees is a top priority, as it impacts our overall company performance. We are investing heavily to build in-house tools and resources to support managers and employees on the road to success and ongoing growth. Our core competencies are the foundation for programs and tools being developed to identify top talent, prepare future managers and leaders, and provide equal access to growth opportunities. We offer a variety of training opportunities, whether focused on building vocational or management and leadership skills. We use tools like Linkedin Learning to expand readiness of content and options for skill building. Despite the ongoing challenges of COVID-19, we continued to facilitate sessions around our core competencies, interview skills and coaching practices, and we rolled out a toolbox on our intranet with resources for employees and managers across the employee lifecycle.

Responsible Operations
Manufacturing and Supply Chain Sustainability
We manufacture our ambulatory cardiac monitors, Zio XT and Zio AT, in our leased facilities in Cypress, California. This 68,933 square foot facility provides space for our assembly and production operations, including packaging, storage and shipping. We believe our manufacturing facilities will be sufficient to meet our manufacturing needs beyond the next seven years in the US.
Our manufacturing operations are subject to regulatory requirements of the FDA’s Quality System Regulation (“QSR”) for medical devices sold in the United States, set forth at 21 CFR part 820, the Medical Devices Directive 93/42/EEC (“MDD”) and the Medical Device Regulations 2017/745 of the European Parliament and of the Council (“MDR”), which is required for doing business in the European Union (“EU”), and the UK Medical Device Regulations 2002 (as amended) (“UK MDR”). We are also subject to applicable requirements relating to the environment, waste management and health and safety matters, including measures relating to the release, use, storage, treatment, transportation, discharge, disposal, sale, labeling, collection, recycling, treatment and remediation of hazardous substances.
Our quality control management programs have earned us a number of quality-related designations. Our manufacturing facilities have received EN ISO 13485:2016 certification. The NSAI most recently conducted an ISO 13485 surveillance audit in 2021 and a renewed ISO certification was received in August 2021. We have been an FDA-registered medical device manufacturer since 2008 and have been a California-licensed medical device manufacturer since 2009. The most recent FDA inspection of our manufacturing facility occurred in October 2021, and no FDA Form 483 observations resulted. The FDA also performed a Remote Regulatory Assessment (“RRA”) of our design facilities in San Francisco, California, which concluded in May 2021.
iRhythm’s supplier selection is based on business fit along with the expectation that each supplier has adopted and operates to lawful and fair business practices. We expect our suppliers to operate with the highest degree of business ethics - including compliance with applicable laws and regulatory requirements in the municipalities in which they operate - and to operate with safe and healthy working environments. iRhythm reviews each supplier on a semi-annual basis and all of our direct suppliers are expected to adhere to our Global Supplier Code of Conduct.
Environmental Stewardship
iRhythm has also, from its founding, held a commitment to being a responsible steward to the environment. As the leading provider of single-use cardiac diagnostic devices, this principally takes the form of maximizing the amount of material recycled from our devices. Our responsibility also includes efforts to minimize environmental impact through innovative design that enables the safe and effective reuse of printed circuit boards, the most environmentally impactful component of our devices. Our business model is oriented around the reuse and recycling of the Zio Patch to collect and gather patient information. We have several active recycling programs and look to minimize our environmental footprint as efficiently as possible.
As a digital health company, we believe the remainder of our environmental impact is modest. iRhythm’s overall environmental impact is mainly driven by manufacturing, with the most relevant metric being electricity usage. Our facilities footprint consists of five office locations in the US and UK, the largest of which is our San Francisco, CA headquarters, which is part of a LEED-Gold certified building. We do not require significant energy consumption to support business operations.
Other Corporate Responsibility Initiatives
Cybersecurity
Patient trust is the foundation of everything we do. As part of its independent oversight of the risks facing the Company, the Board devotes time and attention to cyber security and information security risk, and cyber incident preparedness and response. Our Cyber Security group has provided regular reports to the Audit Committee on cyber threats, incident response, and progress towards internal goals. These reports address a range of topics, including the threat environment, policies and practices, and specific and ongoing efforts to identify, prevent, detect, and respond to internal and external critical threats.
The Company aligns to industry leading cyber security frameworks - including the NIST Cyber Security Framework as well as complying with FDA and HIPAA requirements - to continuously monitor and improve our cyber security posture. Regular assessments are conducted by outside parties to measure progress and identify improvement opportunities by incorporating external expertise into our program. In addition, we collaborate with our peers in the areas of threat intelligence, vulnerability management and response. Our approach to security is collaborative and education-focused including investing in tools, training, and support for everyone who works for and with us.

Community Engagement
We believe that positively involving our employees and giving back to our community is central to our culture and an expression of our core values. We are committed to supporting initiatives that improve our communities whether through corporate, team or individual participation. Our Culture Committee, made up of volunteers around iRhythm, organizes events to support and raise funds for a designated organization each year. In addition, iRhythm teams and offices contribute to local activities through volunteering and donations.
For more information on our corporate responsibility initiatives, please visit our Corporate Responsibility Report on our website at www.irhythmtech.com under “Investors—Policies, Procedures and Charters.” The information from our Corporate Responsibility Report is not incorporated by reference into this Proxy Statement.
Stock Ownership Guidelines
We have adopted stock ownership guidelines for our non-employee directors, our Chief Executive Officer and other executive officers to help ensure that they each maintain an equity stake in the Company and, by doing so, appropriately link their interests with those of our stockholders. The guideline for non-employee directors is for each director to hold a number of shares of our stock with an aggregate value equal to at least three times the value of his or her annual cash retainer fees for service on the Board of Directors. The guideline for the Chief Executive Officer is to hold a number of shares of our stock with an aggregate value equal to at least three times the value of his or her annual base salary (not including incentive compensation) and for our other executive officers, is to hold a number of shares of our stock with an aggregate value equal to at least two times the value of his or her annual base salary (not including incentive compensation). Non-employee directors and the Chief Executive Officer are expected to achieve these ownership levels within the later of (i) December 31, 2023 and (ii) five years from the date the applicable individual becomes a non-employee director or the Chief Executive Officer (whether through being newly hired or promoted).
Risk Management
Risk is inherent with every business, and we face a number of risks, including strategic, financial, business and operational, political, regulatory, legal and compliance, and reputational. We have designed and implemented processes to manage risk in our operations. Management is responsible for the day-to-day management of risks that we face, while our Board of Directors, as a whole and assisted by its committees, has responsibility for the oversight of risk management. In its risk oversight role, our Board of Directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are appropriate and functioning as designed.
Our Board of Directors believes that open communication between management and our Board of Directors is essential for effective risk management and oversight. Our Board of Directors meets with our Chief Executive Officer and other members of the senior management team at quarterly meetings of our Board of Directors, where, among other topics, they discuss strategy and risks facing the Company, as well as at such other times as they deem appropriate.
While our Board of Directors is ultimately responsible for risk oversight, our Board committees assist our Board of Directors in fulfilling its oversight responsibilities in certain areas of risk. Our Audit Committee assists our Board of Directors in fulfilling its oversight responsibilities with respect to risk management in the areas of internal control over financial reporting and disclosure controls and procedures and legal and regulatory compliance, and discusses with management and the independent auditor guidelines and policies with respect to risk assessment and risk management. Our Audit Committee also reviews our major financial risk exposures and the steps management has taken to monitor and control these exposures. Our Audit Committee also monitors certain key risks on a regular basis throughout the fiscal year, such as risk associated with internal control over financial reporting and liquidity risk. Our Nominating and Corporate Governance Committee assists our Board of Directors in fulfilling its oversight responsibilities with respect to the management of risk associated with board organization, membership and structure, and corporate governance. Our Compensation and Talent Management Committee assesses risks created by the incentives inherent in our compensation policies. Finally, our full Board of Directors reviews strategic and operational risk in the context of reports from the management team, receives reports on all significant committee activities at each regular meeting, and evaluates the risks inherent in significant transactions.
Director Compensation

Each non-employee director is eligible to receive compensation for his or her service consisting of annual cash retainers and equity awards as described below. Our Board of Directors will have the discretion to revise non-employee director compensation as it deems necessary or appropriate. Our Board of Directors most recently reviewed and adjusted non-employee director compensation as noted below based on a review of market data provided by Compensia, Inc., the Company’s compensation consultant.
Cash Compensation. All non-employee directors will be entitled to receive the following cash compensation for their services:
•$45,000 per year for service as a Board member;
•$50,000 per year additionally for service as a Chairman of the Board;
•$20,000 per year additionally for service as Chairman of the Audit Committee;
•$10,000 per year additionally for service as an Audit Committee member;
•$15,000 per year additionally for service as Chairman of the Compensation and Talent Management Committee;
•$7,500 per year additionally for service as a Compensation and Talent Management Committee member;
•$10,000 per year additionally for service as Chairman of the Nominating and Corporate Governance Committee; and
•$5,000 per year additionally for service as a Nominating and Corporate Governance Committee member.
All cash payments to non-employee directors, or the Retainer Cash Payments, will be paid quarterly in arrears on a prorated basis.
Equity Compensation. Nondiscretionary, automatic grants of restricted stock units will be made to our non-employee directors.
•Initial Grant. Each person who first becomes a non-employee director has been or will be granted Restricted Stock Units having a grant date fair value equal to $300,000, or the Initial Award, on the date of the first meeting of our Board of Directors or Compensation and Talent Management Committee occurring on or after the date on which the individual first became a non-employee director. The shares underlying the Initial Award will vest as to one third of the shares subject to such Initial Award on each yearly anniversary of the commencement of the non-employee director’s service as a director, subject to the continued service as a director through the applicable vesting date.
•Annual Grant. On the date of each annual stockholder’s meeting, each non-employee director will be granted Restricted Stock Units having a grant date fair value equal to $150,000, or the Annual Award. The shares underlying the Annual Award will vest and become exercisable on the one year anniversary of the date of grant.
Any award granted under our outside director compensation policy will fully vest and become exercisable in the event of a change in control, as defined in our 2016 Equity Incentive Plan, provided that the grantee remains a director through such change in control.
Pursuant to our outside director compensation policy, no non-employee director may be issued, in any fiscal year, cash payments (including the fees under our outside director compensation policy) with a value greater than $200,000, provided that such limit will be $300,000 with respect to any non-employee director who serves in the capacity of Chairman of the Board, lead outside director or chairman of the Audit Committee at any time during the fiscal year. No non-employee director may be granted, in any fiscal year, equity awards with a grant date fair value (determined in accordance with U.S. generally accepted accounting principles) of greater than $300,000, increased to $500,000 in the fiscal year of his or her initial service as a non-employee director.

The following table sets forth information regarding compensation earned by our non-employee directors during the fiscal year ended December 31, 2021:

Name	Fees Earned or Paid in Cash	Stock Awards(1)(2)	Total
Abhijit Y. Talwalkar	$108,336	$144,490	$252,826
Bruce G. Bodaken	$60,836	$144,490	$205,326
Cathleen Noel Bairey Merz, M.D.	$50,625	$144,490	$195,115
Mark J. Rubash	$68,750	$144,490	$213,240
Ralph Snyderman, M.D.	$55,000	$144,490	$199,490
Raymond W. Scott(3)	$54,226	$144,490	$198,716
Renee Budig	$55,000	$144,490	$199,490
Karen Ling(4)	$8,702	$331,776	$340,478
Kevin M. King	$42,823	$61,729	$104,552
(1)Amounts shown represent the grant date fair value of options and stock awards granted during 2021, as calculated in accordance with ASC Topic 718. The assumptions used in calculating the grant-date fair value of the awards reported in this column are set forth in the section in our Annual Report on Form 10-K for the year ended December 31, 2021 titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Stock-Based Compensation.”
(2)Value of Stock Awards differs for existing directors due to transition from granting annual awards on individual anniversary service dates to the annual meeting date.
(3)Mr. Scott resigned from the Board effective November 1, 2022.
(4)Ms. Ling was appointed to the Board effective November 1, 2022
Restricted Stock Units and Options outstanding as of December 31, 2021, held by our non-employee directors were as follows:

Name	Shares Subject to Outstanding Awards	Shares Subject to Outstanding Options
Abhijit Y. Talwalkar	2,226	24,230
Bruce G. Bodaken	2,226	228
Cathleen Noel Bairey Merz, M.D.	2,226	—
Mark J. Rubash	2,226	23,901
Ralph Snyderman, M.D.	2,226	3,839
Renee Budig	3,392	—
Karen Ling	4,320	—
Kevin M. King	27,242	137,072
Our directors who are also our employees receive no additional compensation for their service as directors. During our fiscal year ended December 31, 2021, Kevin M. King was our employee until he retired from his position as our Chief Executive Officer on January 12, 2021. See the section titled “Executive Compensation” for additional information about the compensation paid to Mr. King.

PROPOSAL NO. 1

ELECTION OF DIRECTORS
Our Board of Directors is currently composed of eight members. In accordance with our Amended and Restated Certificate of Incorporation, which we refer to herein as our Certificate of Incorporation, our Board of Directors is divided into three staggered classes of directors. At the Annual Meeting, three Class II and Class II directors will be elected for a one-year term.

Each director’s term continues until the election and qualification of his or her successor, or such director’s earlier death, resignation, or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors. This classification of our Board of Directors may have the effect of delaying or preventing changes in control of our company. At the 2023 annual meeting of our stockholders, all directors will stand for election and the Board of Directors will no longer have three classes.
Nominees

Our Nominating and Corporate Governance Committee has recommended, and our Board of Directors has approved, Cathleen Noel Bairey Merz, M.D., Mark J. Rubash and Renee Budig, as nominees for election as Class II directors, and Abhijit Y. Talwalkar, Bruce G. Bodaken and Ralph Snyderman, M.D. as our Class III directors, at the Annual Meeting. If elected, each of director will serve until our 2023 annual meeting of stockholders and until his or her successor is duly elected and qualified. Each of the nominees is currently a director of our company. For information concerning the nominees, please see the section titled “Board of Directors and Corporate Governance.”

If you are a stockholder of record and you sign your proxy card or vote by telephone or over the Internet but do not give instructions with respect to the voting of directors, your shares will be voted “FOR” the election of Cathleen Noel Bairey Merz, M.D., Mark J. Rubash, Renee Budig, Abhijit Y. Talwalkar, Bruce G. Bodaken and Ralph Snyderman, M.D. We expect that each of Cathleen Noel Bairey Merz, M.D., Mark J. Rubash, Renee Budig, Abhijit Y. Talwalkar, Bruce G. Bodaken and Ralph Snyderman, M.D. will accept such nomination; however, in the event that a director nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by our Board of Directors to fill such vacancy. If you are a street name stockholder and you do not give voting instructions to your broker or nominee, your broker will leave your shares unvoted on this matter.
Vote Required
The election of directors requires a plurality vote of the shares of our common stock present by attendance or by proxy at the virtual Annual Meeting and entitled to vote thereon. Broker non-votes will have no effect on this proposal.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
EACH OF THE NOMINEES NAMED ABOVE.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our Audit Committee has appointed PricewaterhouseCoopers LLP (“PwC”), independent registered public accountants, to audit our consolidated financial statements for our fiscal year ending December 31, 2022. During our fiscal year ended December 31, 2021, PwC served as our independent registered public accounting firm.
Notwithstanding the appointment of PwC and the ratification of such appointment by our stockholders, our Audit Committee, in its discretion, may appoint another independent registered public accounting firm at any time during our fiscal year if our Audit Committee believes that such a change would be in the best interests of our company and our stockholders. At the Annual Meeting, our stockholders are being asked to ratify the appointment of PwC as our independent registered public accounting firm for our fiscal year ending December 31, 2022. Our Audit Committee is submitting the appointment of PwC to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. Representatives of PwC will be present at the Annual Meeting, and they will have an opportunity to make a statement and will be available to respond to appropriate questions from our stockholders.
If our stockholders do not ratify the appointment of PwC, our Board of Directors may reconsider the appointment.
Fees Paid to the Independent Registered Public Accounting Firm

	2021	2020
Audit Fees (1)	$2,866,944	$2,680,000
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	15,941	—
Total Fees	$2,882,885	$2,680,000
________________________________________
(1)Audit Fees consist of professional services rendered for the audits of our financial statements and reviews of quarterly financial statements.
Auditor Independence
In our fiscal year ended December 31, 2021, there were no other professional services provided by PwC that would have required our Audit Committee to consider their compatibility with maintaining the independence of PwC.
Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
Our Audit Committee has established a policy governing our use of the services of our independent registered public accounting firm. Under this policy, our Audit Committee is required to pre-approve all audit and non-audit services performed by our independent registered public accounting firm in order to ensure that the provision of such services does not impair the public accountants’ independence. All fees paid to PwC for our fiscal years ended December 31, 2021 and 2020 were pre-approved by our Audit Committee.
Vote Required
The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm requires the affirmative vote of a majority of the shares of our common stock present by attendance or by proxy at the virtual Annual Meeting and entitled to vote thereon. Abstentions will have the effect of a vote AGAINST the proposal and broker non-votes will have no effect.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP.

PROPOSAL NO. 3

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION
In accordance with the rules and regulations of the SEC, pursuant to Section 14A of the Exchange Act, we are providing stockholders with an advisory vote on the overall compensation of our named executive officers. In accordance with the results of the stockholder vote at the 2018 Annual Meeting, advisory votes on the overall compensation of our named executive officers are held every year.
We are asking stockholders to approve, on an advisory basis, the compensation of our Named Executive Officers (“NEOs”), as disclosed pursuant to SEC rules, including in the section titled “Compensation Discussion and Analysis,” the executive compensation tables and related material included in this Proxy Statement. This proposal, commonly known as a say-on-pay proposal, gives stockholders the opportunity to express their views on our executive compensation program and policies. The vote is not intended to address any specific item of compensation, but rather to address our overall approach to the compensation of our NEOs described in this Proxy Statement.

Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation paid to our Named Executive Officers, as disclosed in the Proxy Statement for the Annual Meeting pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and narrative discussion and other related disclosure.”
Vote Required

The advisory vote to approve the compensation of our Named Executive Officers, will be approved if the majority of the shares of our common stock present by attendance or by proxy at the virtual Annual Meeting and entitled to vote thereon vote for approval. The result of this vote will be considered the advisory vote of our stockholders. Abstentions will have the effect of a vote AGAINST the proposal and broker non-votes will have no effect.
Your vote on this proposal is advisory, and therefore not binding on the Company or the Board, and will not be interpreted as overruling a decision by, or creating or implying any additional fiduciary duty for, the Board. Nevertheless, our Board values the opinions of our stockholders and will take into account the outcome of this vote when making future decisions regarding the frequency of holding future advisory votes on the compensation of our NEOs.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee is a committee of the Board of Directors comprised solely of independent directors as required by the listing standards of The NASDAQ Stock Market and rules and regulations of the SEC. The Audit Committee operates under a written charter approved by the Board of Directors, which is available on the Company’s website at www.irhythmtech.com under “Investors—Policies, Procedures and Charters.” The composition of the Audit Committee, the attributes of its members and the responsibilities of the Audit Committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The Audit Committee reviews and assesses the adequacy of its charter and the Audit Committee’s performance on an annual basis.
With respect to the Company’s financial reporting process, the management of the Company is responsible for (1) establishing and maintaining internal controls and (2) preparing the Company’s consolidated financial statements. The Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP (“PwC”), is responsible for auditing these financial statements. It is the responsibility of the Audit Committee to oversee these activities. It is not the responsibility of the Audit Committee to prepare the Company’s consolidated financial statements. These are the fundamental responsibilities of management. In the performance of its oversight function, the Audit Committee has:
•reviewed and discussed the audited consolidated financial statements with management and PwC;
•discussed with PwC the matters required to be discussed by Auditing Standard No. 1301, “Communications with Audit Committees” issued by the Public Company Accounting Oversight Board; and
•received the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with PwC its independence.
Based on the Audit Committee’s review and discussions with management and PwC, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2021 for filing with the SEC.
Respectfully submitted by the members of the Audit Committee of the Board of Directors:
Mark J. Rubash (Chair)
Ralph Snyderman, M.D.
Renee Budig
This report of the Audit Committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

EXECUTIVE OFFICERS
The following table identifies certain information about our executive officers or former executive officers as of March 31, 2022. Our executive officers are appointed by, and serve at the discretion of, our Board of Directors. There are no family relationships among any of our directors and executive officers or former executive officers.

Name	Age	Position
Quentin S. Blackford	43	President, Chief Executive Officer, Director
Michael J. Coyle (1)	60	Former President and Chief Executive Officer
Kevin M. King (2)	65	Former President and Chief Executive Officer
Douglas J. Devine	52	Chief Financial Officer and Chief Operating Officer
Daniel G. Wilson	40	Executive Vice President of Strategy, Corporate Development and Investor Relations
David A. Vort	56	Executive Vice President, Sales
Mark J. Day	51	Executive Vice President of Research & Development
(1) Effective June 1, 2021, Mr. Coyle resigned as Chief Executive Officer.
(2) Effective January 12, 2021, Mr. King retired as Chief Executive Officer.
For the biographies of Mr. Blackford and Mr. King, please see “Board of Directors and Corporate Governance—Continuing Directors.”
Douglas J. Devine has served as our Chief Financial Officer since June 2020. From November 2017 until June 2020, Mr. Devine served as the Senior Vice President and Chief Financial Officer of GlobalFoundries, a global foundry for technology companies. From January 2014 to November 2017, Mr. Devine served as Chief Financial Officer and Sr. Vice President of UTAC Holdings Ltd., a semiconductor testing and assembly company. Mr. Devine was also Chief Financial Officer of Soraa Laser Diode, Inc., a lighting company, from January 2013 to December 2013 and Stion Corp., a solar company, from February 2011 to December 2013. Mr. Devine also served as Vice President of Finance of NVIDIA Corp., a computer gaming company, from September 2009 to March 2011 and as Senior Controller of Intel Corp. from April 1997 to September 2009. Mr. Devine received an M.B.A. in Finance and a Bachelor of Science in Engineering from the University of Michigan and is also a certified public accountant.
Daniel G. Wilson has served as our Executive Vice President of Strategy, Corporate Development and Investor Relations since June 2019. Previously, he served as Director and Head of Business Development at Penumbra, Inc., a global healthcare company focused on innovative therapies. Prior to Penumbra, he held various positions at J.P. Morgan over a 10-year tenure, most recently as Executive Director in the Healthcare Investment Banking group focused on digital health, medical technology and emerging healthcare companies. Earlier in his career, he held various positions in Piper Jaffray’s Healthcare Investment Banking group. He started his career at KPMG as an Audit Associate. Mr. Wilson has a B.S. in Business Administration from California Polytechnic State University at San Luis Obispo.
David A. Vort has served as our Executive Vice President of Sales since January 2014. From April 2012 to December 2013, he served as Vice President of US Sales at InTouch Technologies, Inc., a provider of telemedicine and remote presence solutions. From July 2007 to April 2012, Mr. Vort was at Intuitive Surgical, Inc., the manufacturer of the da Vinci Surgical Robotics system, where he served most recently as Area Vice President of Western Sales. From 2004 until 2007, Mr. Vort was the Revision Business Sales Director for Stryker Corporation. From 1999 until 2004, Mr. Vort held several positions domestically and in Europe for the Global Healthcare Exchange, LLC, where he was a founder. From 1992 until 1997, he held several positions with U.S. Surgical Corporation, prior to its sale to Covidien plc. Mr. Vort holds a B.S. in Political Science from the University of the Pacific.
Mark J. Day has served as our Executive Vice President of Research & Development since 2012 and has had other leadership roles in Research & Development and systems development since joining the Company in 2007. Previously he worked in Medtronic’s Cardiac Rhythm Disease Management division. Prior to that, Mr. Day was Chief Technical Officer of CarePages, Inc., a blogging site for patients. Mr. Day has an M.B.A. in Marketing from the Wharton School, University of Pennsylvania, a Ph.D. in Computation Flow Physics from Stanford University, and also received an M.S. from Stanford, and a B.Sc. from Queen’s University, both in Mechanical Engineering.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes the material elements of our executive compensation program during 2021 and provides an overview of our executive compensation philosophy and objectives. It analyzes how and why the Compensation and Talent Management Committee of our Board of Directors (the “Compensation Committee”) arrived at the specific compensation decisions for our executive officers, including our Named Executive Officers, for 2021, detailing the key factors that the Compensation Committee considered in determining their compensation. This Compensation Discussion and Analysis focuses on the compensation programs for our Named Executive Officers during 2021, who were:

•Quentin S. Blackford, our President and Chief Executive Officer;

•Douglas J. Devine, our Chief Financial Officer, Interim Chief Executive Officer (from June 1, 2021 until October 4, 2021) and Chief Operating Officer;

•David A. Vort, our Chief Commercial Officer;

•Daniel G. Wilson, our Executive Vice President of Strategy, Corporate Development and Investor Relations;

•Mark J. Day, our Executive Vice President, Research & Development;

•Kevin M. King, our former President and Chief Executive Officer; and

•Michael J. Coyle, our former President and Chief Executive Officer.

Management Changes in 2021

•On December 14, 2020, we announced that Mr. King would be retiring from his position as our President and Chief Executive Officer, effective January 12, 2021. In connection with his retirement, we entered into a transition and consulting agreement with Mr. King pursuant to which he would assist with the transition of his role and consult for us as an executive advisor following his resignation. (For more information on Mr. King’s transition and consulting agreements, see “Compensation Arrangements with Mr. King” below.)

•On December 14, 2020, we also announced that Mr. Coyle had been appointed as our President and Chief Executive Officer, effective January 12, 2021. In connection with his appointment as our President and Chief Executive Officer, we entered into an employment offer letter with Mr. Coyle. On June 1, 2021, Mr. Coyle resigned his position as our President and Chief Executive Officer, effective on that date. In connection with his resignation, we entered into a separation and release agreement and a consulting agreement with Mr. Coyle. Mr Coyle’s consulting agreement ended on October 5, 2021, per the terms of the agreement. (For more information on Mr. Coyle’s employment offer letter, separation and release agreement and consulting agreement, see “Compensation Arrangements with Mr. Coyle” below.)

•On June 1, 2021, Mr. Devine, our Chief Financial Officer, was appointed as our Interim Chief Executive Officer, in addition to continuing to serve as our Chief Financial Officer. In connection with his appointment, we entered into an employment offer letter with Mr. Devine. (For more information on Mr. Devine’s employment offer letter, see “Executive Summary – 2021 Executive Compensation Highlights – Appointment of Interim Chief Executive Officer” below.)

•On September 13, 2021, we announced that Mr. Blackford had been appointed as our President and Chief Executive Officer, effective October 4, 2021. In connection with his appointment as our President and Chief Executive Officer, we entered into an employment offer letter with Mr. Blackford. (For more information on Mr. Blackford’s employment offer letter, see “Executive Summary – 2021 Executive Compensation Highlights – Appointment of Chief Executive Officer” below.)

•On October 4, 2021, Mr. Devine stepped down as our Interim Chief Executive Officer and continued his role as our Chief Financial Officer.

•On December 1, 2021, Mr. Devine was appointed as our Chief Operating Officer. He continues to serve as our Chief Financial Officer as well. (For more information on Mr. Devine’s promotion offer letter, see “Executive Summary – 2021 Executive Compensation Highlights – Promotion of Mr. Devine” below.)

•On December 1, 2021, Mr. Vort, our Executive Vice President, Sales was appointed our Chief Commercial Officer. (For more information on Mr. Vort’s promotion offer letter, see “Executive Summary – 2021 Executive Compensation Highlights – Promotion of Mr. Vort” below.)
Executive Summary

2021 Business Highlights

We are a digital healthcare company redefining the way cardiac arrhythmias are clinically diagnosed by combining our wearable biosensing technology with cloud-based data analytics and deep-learning capabilities. Our goal is to be the leading provider of ambulatory electrocardiogram (“ECG”) monitoring for patients at risk for arrhythmias. We have created a portfolio of ambulatory cardiac monitoring services on a unique platform, called the Zio service, which combines an easy-to-wear and unobtrusive biosensor that can be worn for up to 14 consecutive days with powerful proprietary algorithms that distill data from millions of heartbeats into clinically actionable information

In 2021, we faced several headwinds, including CMS’ decision in December 2020 to delay setting national pricing for Zio XT, changes to regional reimbursement rates through Novitas in January 2021, and several leadership transitions. Despite the headwinds, we continued to expand in our core market with Zio XT and Zio AT, where we delivered double-digit growth over 2020 and unit growth outpaced revenue growth. In addition, we reached an exciting milestone of surpassing 4 million patients served. Today, physicians are treating well above 1 million new patients each year with our best-in-class technology that leverages more than 1 billion hours of curated ECG data and delivers the gold standard in ambulatory cardiac monitoring.

Our significant financial and operational highlights for 2021 include:

•revenue of $322.8 million, an increase of 22% from $265.2 million in 2020;

•gross profit of $213.5 million, or 66% gross margin, up from $194.9 million, or 73% gross margin, in the same period in 2020;

•loss from operations for 2021 was $99.9 million, compared to a loss of $43.7 million for 2020; and

•cash, cash equivalents, and investments were $239.1 million as of December 31, 2021.

Despite short term headwinds in 2021, we are building long-term value that benefits our shareholders and have done so consistently. The following depicts our relative Total Shareholder Return (“TSR”) for the one, three and five-year periods ended March 31, 2022, compared to the S&P Healthcare Equipment Select Industry Index.

2021 Executive Compensation Highlights

Based on our overall operating environment and business results, as well as the management changes summarized above, the Compensation Committee took the following key actions with respect to the compensation of our Named Executive Officers for 2021:

•Base Salaries – Approved annual base salary increases for our Named Executive Officers (other than Messrs. Coyle and Blackford whose 2021 compensation arrangements are discussed elsewhere in this Compensation Discussion and Analysis) in amounts ranging from 3% to 4% of their 2020 annual base salaries.

•Annual Incentive Bonus Opportunities – Approved target annual cash bonus opportunities for our Named Executive Officers (other than Messrs. Coyle and Blackford whose 2021 compensation arrangements are discussed elsewhere in this Compensation Discussion and Analysis) under our 2021 Annual Bonus Plan generally aligned to prior year practices.

•Annual Cash Bonus Awards – Under the 2021 Annual Bonus Plan, participants were eligible to earn cash bonus awards based on our actual performance as measured against pre-established target levels of total revenue and adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) for 2021. Based on our performance at 200% achievement, our Named Executive Officers who were participants in our 2021 Annual Bonus Plan earned 200% of their target annual incentive bonus opportunities.

•Long-Term Incentive Compensation – Granted long-term incentive compensation opportunities in the form of time-based restricted stock unit (“RSU”) awards and performance-based restricted stock unit (“PSU”) awards to our Named Executive Officers (other than Messrs. Coyle and Blackford whose 2021 compensation arrangements are discussed elsewhere in this Compensation Discussion and Analysis).

•Appointment of Interim Chief Executive Officer – In connection with his appointment as our Interim Chief Executive Officer effective June 1, 2021, we entered into a letter agreement dated July 2, 2021 (the “Devine Letter Agreement”) with Mr. Devine. Pursuant to the Devine Letter Agreement, our compensation arrangements with Mr. Devine in his dual role as our Interim Chief Executive Officer and Chief Financial Officer were as follows:

•an annual base salary of $600,000;

•a target annual cash bonus opportunity equal to 60% of his actual base salary earned for the year, based on achieving one or more performance objectives established by our Board of Directors and subject to being prorated for any quarter in which he is not employed for the entirety of the applicable quarter;

•the one-time grant of an RSU award with an aggregate grant date fair value of $1.15 million that may be settled for shares of our common stock and which will vest in full on the anniversary of the date of grant, subject to his continued employment through such date; and

•continued eligibility to participate in our standard benefit plans as in effect from time to time on the same basis as other similarly situated executives.

In addition, Mr. Devine was to continue as a “Tier 2” eligible employee in our Executive Change in Control and Severance Policy. The term of this arrangement, including title and base compensation changes noted above, ended when Mr. Devine ceased to be Interim CEO.

•Appointment of Chief Executive Officer – In connection with his appointment as our President and Chief Executive Officer effective October 4, 2021, we entered into an employment offer letter dated September 8, 2021 (the “Blackford Employment Agreement”) with Mr. Blackford. Pursuant to the Blackford Employment Agreement, our compensation arrangements with Mr. Blackford were as follows:

•an annual base salary of $650,000;

•commencing in 2022, a target annual cash bonus opportunity equal to 100% of his base salary at the time of bonus approval, based on achieving one or more financial and/or other performance objectives established by our Board of
Directors, subject to being prorated for any calendar quarter in which he is not employed for the entire quarter and payable only if he is employed on the date the bonus, if any, is paid;

•a one-time signing bonus in the amount of $675,000 (which we believed was equivalent to the bonus he would have earned from his prior employer), payable in a lump sum in 2022 and repayable if his employment is terminated within 24 months of his hire date due to his resignation without “good reason” (as defined in our Executive Change in Control and Severance Policy) or his termination of employment for “cause” (as defined in our Executive Change in Control and Severance Policy), with the repayable amount equal to the product of (i) the gross amount of the signing bonus multiplied by (ii) a fraction (A) the numerator of which is equal to the difference between (x) 24 minus (y) the number of completed months he has served as our regular, full-time Chief Executive Officer as measured immediately prior to his termination date and (B) the denominator of which is 24;

•the grant of an RSU award with an aggregate grant date fair value of $6 million that may be settled for shares of our common stock and which will vest annually over four years at the rate of 25% per year, subject to his continuing employment through each applicable vesting date;

•the grant of a PSU award with an aggregate grant date fair value of $3 million that may be settled for shares of our common stock and which will vest pursuant to the performance-based metrics applicable to our management team generally as set forth in our 2021 PSU incentive program as previously approved by our Board of Directors, subject to his continuing employment through each applicable vesting date; and

•eligibility to participate in our standard benefit plans as in effect from time to time on the same basis as other similarly situated executives.

In addition, upon his employment Mr. Blackford became a “Tier 1” eligible employee in our Executive Change in Control and Severance Policy.

Mr. Blackford forfeited a significant portion of his prior equity awards when he left his former employer, and that fact influenced our decision with respect to the total size of the equity awards he received upon hire, plus the decision to grant him an additional equity award in February of 2022. Pursuant to the Blackford Employment Agreement, it would be recommended to the Compensation Committee and our Board of Directors that, in February 2022, Mr. Blackford receive equity awards with an aggregate grant date value of $5 million, consisting of a PSU award which would vest pursuant to the performance-based metrics established for our management team generally to be set forth in our 2022 PSU incentive program as determined by our Board of Directors in its sole discretion, subject to his continuing employment through each applicable vesting date.

The Blackford Employment Agreement was negotiated on our behalf by the Compensation Committee and approved by the independent members of the full Board of Directors. In establishing his initial compensation arrangements, we took into consideration the requisite experience and skills that a qualified candidate would need to manage a growing business in a dynamic and ever-changing environment, the competitive market for similar positions at other comparable companies based on a review of compensation survey data and the need to integrate him into the executive compensation structure that we had developed since our initial public offering of our equity securities, balancing both competitive and internal equity considerations.

•Promotion of Mr. Devine – In connection with the promotion of Mr. Devine to the position of Chief Operating Officer effective December 1, 2021, we entered into a promotion offer letter dated December 8, 2021 (the “Devine Promotion Letter”) with Mr. Devine. This position was in addition to his position as our Chief Financial Officer. Pursuant to the Devine Promotion Letter, our compensation arrangements with Mr. Devine were as follows:

•an annual base salary of $500,000;

•a target annual cash bonus opportunity equal to 60% of his actual base salary earned for the year, based on achieving one or more performance objectives established by our Board of Directors, payable upon achievement of such objectives as determined by our Board of Directors and subject to being prorated if he is not employed through the entirety of the applicable quarter to which such bonus opportunity relates; and

•eligibility to continue to participate in our standard benefit plans as in effect from time to time on the same basis as other similarly situated executives.

In addition, Mr. Devine was to continue as a “Tier 2” eligible employee in our Executive Change in Control and Severance Policy.

•Promotion of Mr. Vort – In connection with the promotion of Mr. Vort to the position of Chief Commercial Officer effective December 1, 2021, we entered into a promotion offer letter dated December 8, 2021 (the “Vort Promotion Letter”) with Mr. Vort. Pursuant to the Vort Promotion Letter, our compensation arrangements with Mr. Vort were as follows:

•an annual base salary of $409,500;

•continued eligibility to earn a quarterly bonus pursuant to the terms and conditions set forth in his 2021 Sales Commission Plan – Executive Vice President which he executed on February 8, 2021; and

•eligibility to continue to participate in our standard benefit plans as in effect from time to time on the same basis as other similarly situated executives.

In addition, Mr. Vort was to continue as a “Tier 2” eligible employee in our Executive Change in Control and Severance Policy.

Pay-for-Performance Philosophy

We view our compensation practices as a tool to align our executive officers, including our Named Executive Officers, with our strategic goals and reward high performance, collaboration and accountability. We believe our executive compensation program is reasonable, competitive and appropriately balances the goals of attracting, motivating, rewarding and retaining our Named Executive Officers with the goal of aligning their interests with those of our stockholders. To ensure this alignment and to motivate and reward individual initiative and effort, a substantial portion of our Named Executive Officers’ target total direct compensation is both performance-based and “at-risk.”

In 2021, we emphasized performance-based compensation that appropriately rewards our Named Executive Officers through two separate compensation elements:

First, our Named Executive Officers participated in our 2021 Annual Bonus Plan, which provides payments if they produce short-term financial, operational and strategic results that meet or exceed the key objectives set forth in our annual operating plan.

In addition, we granted PSU awards, which comprise approximately one-half of our Named Executive Officers’ long-term incentive compensation arrangements (except in the case of Mr. Blackford), with the shares of our common stock subject to such awards to be earned over a three-year performance period based on our actual results as measured against the target level for growth in our compound annual growth rate, in global unit volumes, established for such period.

These variable pay elements ensure that a substantial portion of our Named Executive Officers’ target total direct compensation for 2021 is contingent (rather than fixed) in nature, with the amounts ultimately payable subject to variability above or below grant levels commensurate with our actual performance. Specifically, 94% of Mr. Blackford’s compensation is variable or at risk, while 77% of our other incumbent Named Executive Officers’ compensation is variable or at risk.

The pay mix for Mr. Blackford and our other incumbent Named Executive Officers during 2021 reflected this “pay-for-performance” design:

We believe that our compensation design provides balanced incentives for our Named Executive Officers to meet our business objectives and drive our long-term growth. To ensure we remain faithful to our compensation philosophy, the Compensation Committee regularly evaluates the relationship between the reported values of the equity awards granted to our executive officers, the amount of compensation realizable (and, ultimately, realized) from such awards in subsequent years and performance over this period.

Executive Compensation Policies and Practices

We endeavor to maintain sound governance standards consistent with our executive compensation policies and practices. The Compensation Committee evaluates our executive compensation program on a regular basis to ensure that it is consistent with our short-term and long-term goals given the dynamic nature of our business and the market in which we compete for executive talent. The following summarizes our executive compensation and related policies and practices:

What We Do	What We Don’t Do
▪Maintain an Independent Compensation Committee. The Compensation Committee consists solely of independent directors.
▪Retain an Independent Compensation Adviser. The Compensation Committee engaged its own compensation adviser to provide information and analysis with its 2021 compensation review, and other advice on executive compensation independent of management. In 2021, this compensation advisor did not provide any other services to us.
▪Annual Executive Compensation Review. The Compensation Committee conducts an annual review and approval of our compensation strategy, including a review and determination of our compensation peer group used for comparative purposes, and a review of our compensation-related risk profile to ensure that our compensation programs do not encourage excessive or inappropriate risk-taking and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on us.
▪Compensation At-Risk. Our executive compensation program is designed so that a significant portion of our Named Executive Officers’ compensation is “at risk” based on our corporate performance, as well as equity-based, to align the interests of our Named Executive Officers and stockholders.
▪Use a Pay-for-Performance Philosophy. The majority of our Named Executive Officers’ compensation is directly linked to corporate performance; we also structure their target total direct compensation opportunities with a significant long-term equity component, thereby making a substantial portion of each executive officer’s target total direct compensation dependent upon our stock price and/or total stockholder return.
▪“Double-Trigger” Change-in-Control Arrangements. Our post-employment compensation arrangements in the event of a change in control of the Company are “double-trigger” arrangements that require both a change in control of the Company plus a qualifying termination of employment before payments and benefits are paid.
▪Succession Planning. We review the risks associated with our key executive officer positions to ensure adequate succession plans are in development.
▪Compensation Recovery (“Clawback”) Policy. We have adopted a compensation recovery (“clawback”) policy, which provides that, in the event of misconduct or if we are required to prepare an accounting restatement, our Board of Directors may recover from current and former executive officers.
▪Stock Ownership Guidelines. We have adopted policies that require minimum ownership of shares of our common stock by our Chief Executive Officer and the non-employee members of our Board of Directors, and which were extended to our other executive officers who are subject to Section 16 of the Securities Exchange Act of 1934 effective January 1, 2022.

▪No Executive Retirement Plans. We do not offer pension arrangements or retirement plans or arrangements to our Named Executive Officers that are different from or in addition to those offered to our employees generally.

▪Limited Perquisites. We provide limited perquisites or other personal benefits to our Named Executive Officers.

▪No Tax Reimbursements on Perquisites. We do not provide any tax reimbursement payments (including “gross-ups”) on any perquisites or other personal benefits, other than related to standard relocation and corporate housing benefits.

▪No Special Welfare or Health Benefits. Our Named Executive Officers participate in broad-based company-sponsored health and welfare benefits programs on the same basis as our employees generally.

▪No Post-Employment Tax Payment Reimbursement. We do not provide any tax reimbursement payments (including “gross-ups”) on any severance or change-in-control payments or benefits.

▪No Hedging of Our Equity Securities. We prohibit our employees, including our executive officers, and the members of our Board of Directors from engaging in certain derivative transactions and from hedging our securities.

▪No Pledging of Our Equity Securities. We prohibit our employees, including our executive officers, and the members of our Board of Directors from holding our securities in a margin account or pledging our securities as collateral for a loan.

•No “Single Trigger” Change-in-Control Arrangements. We do not provide cash severance or automatic vesting of equity awards based solely upon a change in control of the Company.

Stockholder Advisory Vote on Named Executive Compensation

At our 2021 Annual Meeting of Stockholders, we conducted a non-binding stockholder advisory vote on the compensation of our Named Executive Officers (commonly known as a “Say-on-Pay” vote). Approximately 87.9% of the votes cast approved our executive compensation program for 2020. Our Board of Directors and the Compensation Committee consider the result of the Say-on-Pay vote in determining the compensation of our executive officers, including our Named Executive Officers. Based on the level of support for our executive compensation program demonstrated by the result of last year’s Say-on-Pay vote, among other factors, our Board of Directors and the Compensation Committee determined not to implement significant changes to our executive compensation program for 2021.

We value the opinion of our stockholders. Our Board of Directors and the Compensation Committee will continue to consider the result of the Say-on-Pay vote, as well as feedback received throughout the year, when making compensation decisions for our executive officers.

In addition, consistent with the recommendation of our Board of Directors and the preference of our stockholders as reflected in the non-binding stockholder advisory vote on the frequency of future Say-on-Pay votes held at our 2019 Annual Meeting of Stockholders, we intend to hold future Say-on-Pay votes on an annual basis. Accordingly, following the Annual Meeting of Stockholders to which this Proxy Statement relates, our next Say-on-Pay vote will be conducted at our 2022 Annual Meeting of Stockholders.

Executive Compensation Philosophy and Program Design
Executive Compensation Philosophy
Our overarching compensation philosophy is highly focused on rewarding individual performance while ensuring alignment of top performers to current market practices. Consistent with this philosophy, we have designed our executive compensation program to achieve the following primary objectives:

•enable the attraction and retention of high-caliber executive talent;

•directly link rewards to the achievement of key financial, operational and strategic results that build long-term stockholder value; and

•recognize individual performance by linking rewards to individual achievements in addition to measurable corporate results.
Executive Compensation Program Design

Consistent with our compensation philosophy, our current practice is to combine a mixture of compensation elements that balance achievement of our short-term goals with our long-term performance. We provide short-term incentive compensation opportunities in the form of an annual cash bonus plan, which focuses on our yearly operating results, and long-term incentive compensation opportunities are provided in the form of equity awards, including:

•PSU awards that may be earned over a multi-year performance period based on our actual results as measured against the target established for such period; and

•RSU awards that derive additional value from increases in our stock price over time and that are subject to multi-year vesting requirements.

We do not have a specific policy on the percentage allocation between short-term and long-term compensation elements. While the pay mix may vary from year to year, the ultimate goal is to achieve our compensation objectives as described above and ensure a meaningful percentage of total compensation is tied to long term performance.

Governance of Executive Compensation Program
Role of the Compensation and Talent Management Committee (“Compensation Committee”)

The Compensation Committee discharges many of the responsibilities of our Board of Directors relating to the compensation of our executive officers, including our Named Executive Officers. The Compensation Committee has overall responsibility for overseeing our compensation and benefits policies generally, and overseeing and evaluating the compensation plans, policies and practices applicable to our Chief Executive Officer and other executive officers.

The Compensation Committee has authority to make decisions regarding the compensation of our Named Executive Officers (other than our Chief Executive Officer) and makes recommendations to the independent members of the full Board of Directors regarding the compensation of our Chief Executive Officer. The Compensation Committee also reviews and provides specific compensation recommendations to our Board of Directors relating to the non-employee independent members of our Board of Directors.

The Compensation Committee retains a compensation consultant that specializes in executive compensation standards and practices (as described below) to provide support in its review and assessment of our executive compensation program.
Compensation-Setting Process
The Compensation Committee develops recommendations for the target total direct compensation opportunities, as well as each element of these opportunities, of our Chief Executive Officer and other Named Executive Officers. The Compensation Committee does not use a single method or measure in formulating its recommendations, nor does it establish specific targets for the total direct compensation of our Named Executive Officers.

The Compensation Committee reviews the base salary levels, annual cash bonus opportunities and long-term incentive compensation opportunities of our Named Executive Officers at the beginning of the calendar year, or more frequently as warranted. When formulating its recommendations for the value of each compensation element and the target total direct compensation of our Chief Executive Officer and determining the compensation of our other Named Executive Officers, the Compensation Committee and our Board of Directors, respectively, consider the following factors:

•our performance against the financial and operational objectives established by the Compensation Committee and our Board of Directors;

•each individual Named Executive Officer’s skills, experience and qualifications relative to other similarly-situated executives at the companies in our compensation peer group;

•the scope of each Named Executive Officer’s role compared to other similarly-situated executives at the companies in our compensation peer group;

•the performance of each individual Named Executive Officer, based on a subjective assessment of his contributions to our overall performance, ability to lead his business unit or function and work as part of a team, all of which reflect our core values;

•compensation parity among our Named Executive Officers;

•our financial performance relative to our peers;

•the compensation practices of our compensation peer group and the positioning of each Named Executive Officer’s compensation in a ranking of peer company compensation levels; and

•the recommendations provided by our Chief Executive Officer with respect to the compensation of our other Named Executive Officers.

These factors provide the framework for compensation decision-making and final decisions regarding the compensation opportunity for each Named Executive Officer. Neither the Compensation Committee, nor our Board of Directors, assigns relative weights or rankings to such factors. No single factor is determinative in setting pay levels, nor was the impact of any factor on the determination of pay levels quantifiable. The Compensation Committee’s or our Board of Directors’ consideration of any particular factor may range from inapplicable to significant, depending upon the individual and period under consideration. Rather, the Compensation Committee and our Board of Directors rely upon their members’ knowledge and judgment in assessing the various qualitative and quantitative inputs they receive as to each individual and makes compensation decisions accordingly.
Role of Management
In discharging its responsibilities, the Compensation Committee works with members of our management, including our Chief Executive Officer and Chief People Officer, who attend committee meetings. Our management assists the Compensation Committee and our Board of Directors by providing information on corporate and individual performance, market compensation data and management’s perspective on compensation matters. The Compensation Committee solicits and reviews our Chief Executive Officer’s recommendations and proposals with respect to program structures, as well as recommendations for adjustments to annual cash compensation, long-term incentive compensation opportunities and other compensation-related matters for our Named Executive Officers (other than himself) based on his evaluation of performance for the prior year.

Each year, our Chief Executive Officer reviews the performance of our other Named Executive Officers based on such individual’s level of success in accomplishing the business objectives established for him for the prior year and his overall performance during that year, and then shares these evaluations with, and makes recommendations to, the Compensation Committee for each element of compensation as described above. The annual business objectives for each such Named Executive Officer are developed through mutual discussion and agreement between our Chief Executive Officer and the Named Executive Officers and are reviewed with our Board of Directors.

The Compensation Committee reviews and discusses management proposals and recommendations with our Chief Executive Officer and Chief People Officer and considers them as one factor in formulating the recommendations for the compensation of our Chief Executive Officer and our other Named Executive Officers. Our Chief Executive Officer recuses himself from discussions and recommendations regarding his own compensation.
Role of Compensation Consultant
The Compensation Committee engages an external compensation consultant to assist it by providing information, analysis and other advice relating to our executive compensation program and the decisions resulting from its annual executive compensation review. For 2021, the Compensation Committee engaged Compensia, Inc., a national compensation consulting firm (“Compensia”), as its compensation consultant to advise it on executive compensation matters. Services included competitive market pay practices for senior executives and data analysis and selection of the compensation peer group. Compensia’s analysis and advice are key components of the Compensation Committee’s determination of appropriate and competitive compensation for our Named Executive Officers.

For 2021, Compensia regularly attended meetings of the Compensation Committee and the scope of its engagement included:

•the review and analysis of the compensation for our executive officers, including our Named Executive Officers;

•providing an analysis of the design of our 2021 Executive Bonus Plan, as well as a review of short-term incentive compensation plan design practices of the competitive market;

•assessing executive compensation trends within our industry, and updating on corporate governance and regulatory developments;

•reviewing and providing input on the Compensation Discussion and Analysis section of our proxy statement for our 2021 Annual Meeting of Stockholders;

•the review and analysis of the compensation for the non-employee members of our Board of Directors;
•assessing competitive market practices and compensation levels for the Chief Executive Officer position, including the Interim Chief Executive Officer position and other senior executive positions;

•reviewing competitive market practices for stock ownership guidelines;

•reviewing competitive market practices for post-employment compensation arrangements;

•providing an analysis of the design of our 2021 PSU awards, as well as a review of PSU awards design and grant practices of the competitive market;

•reviewing competitive market practices for equity compensation, including burn rate and overhang, and advising on the mix of equity award types;

•the research, development and review of our compensation peer group; and

•support on other ad hoc matters throughout the year.

The terms of Compensia’s engagement include reporting directly to the Compensation Committee and to the Compensation Committee chairman. Compensia also coordinates with our management for data collection and job matching for our executive officers. In 2021, Compensia did not provide any other services to us. The Compensation Committee has evaluated Compensia’s independence pursuant to the listing standards of The NASDAQ Stock Market and the relevant SEC rules and has determined that no conflict of interest has arisen as a result of the work performed.

Competitive Positioning
For purposes of comparing our executive compensation against the competitive market, the Compensation Committee reviews and considers the compensation levels and practices of a group of peer companies. This compensation peer group consists of life sciences companies that are similar to us in terms of revenue, market capitalization, stage of development, geographical location and number of employees.

In July 2020, the Compensation Committee, with the assistance of Compensia, updated our compensation peer group to reflect changes in our market capitalization, to recognize our evolving business focus and to account for merger and acquisition activity. In evaluating the companies comprising the compensation peer group, Compensia considered the following criteria:

•publicly-traded companies headquartered in the United States;

•biotechnology companies with a medical device product focus, including companies in the healthcare equipment, healthcare services, healthcare supplies, health care technology and life sciences tools and services sectors;

•companies within a similar revenue range, approximately one-third to approximately three times our estimated revenue for the previous four fiscal quarters of $230 million; and

•companies within a similar market capitalization range, approximately one-third to approximately three times our then-estimated market capitalization of $3.2 billion.

The Compensation Committee made several changes to our peer group in August 2020, removing four companies and adding three new companies. AxoGen, Inogen, Intersect ENT and Teladoc Health were removed from our peer group, as their market capitalizations were outside our range. 10x Genomics, Guardant Health and Inspire Medical Systems were all added to the peer group on the basis of their similarity to us in size, market capitalization and industry sector.

Based on a review of the analysis prepared by Compensia, the Compensation Committee approved a revised peer group in August 2020 that was used by the Compensation Committee during much of 2021 as a reference for understanding the competitive market for executive positions in our industry sector. The peer group consisted of the following companies:

10x Genomics	Invitae
AtriCure	Natera
Atrion	NeoGenomics
BioTelemetry	Nevro
Cardiovascular Systems	Penumbra
CareDx	Quidel
Glaukos	Tactile System Technology
Guardant Health	Tandem Diabetes Care
Inspire Medical Systems

In August 2021, the Compensation Committee, with the assistance of Compensia, reviewed and updated our compensation peer group for use in 2022 compensation planning. In evaluating the companies comprising the compensation peer group at that time, Compensia considered the following criteria:

•publicly-traded companies headquartered in the United States;

•biotechnology companies with a medical device product focus, including companies in the healthcare equipment, healthcare services, healthcare supplies, health care technology and life sciences tools and services sectors;

•companies within a similar revenue range, approximately one-third to approximately three times our estimated revenue for the previous four fiscal quarters of $276 million; and

•companies within a similar market capitalization range, approximately one-third to approximately three times our then-estimated market capitalization of approximately $1.8 billion.

Based on the assessment, the Compensation Committee made several changes to our peer group, removing six companies and adding nine new companies. 10x Genomics, Guardant Health, Natera and Penumbra were removed from our peer group as their market capitalizations were outside our range, Quidel was removed from our peer group as its revenue was outside our range and BioTelemetry was removed from our peer group as it had been acquired. AngioDynamics, Fulgent Genetics, Health Catalyst, Heska, Lantheus Holdings, Myriad Genetics, Natus Medical and Tabula Rasa Healthcare were all added to the peer group for 2021 on the basis of their similarity to us in size, market capitalization and industry sector.

Based on a review of the assessment, in August 2021 the Compensation Committee approved a revised compensation peer group for use during the remainder of 2021 and into 2022, consisting of the following companies:

AngioDynamics	Invitae
AtriCure	Lantheus Holdings
Atrion	Myriad Genetics
Cardiovascular Systems	Natus Medical
CareDx	NeoGenomics
Fulgent Genetics	Nevro
Glaukos	Tabula Rasa HealthCare
Health Catalyst	Tactile Systems Technology
Heska	Tandem Diabetes Care
Inspire Medical Systems

The Compensation Committee uses data drawn from our peer group, as well as data drawn from custom cuts of the Radford Global Technology Survey and Global Life Sciences Survey, to evaluate the competitive market when determining the total direct compensation packages for our Named Executive Officers, including base salary, target annual cash incentive award opportunities and long-term incentive compensation opportunities. Given our objective of attracting, retaining, motivating and rewarding a superior team of executive officers and employees, we aim to provide a total compensation package that is at or above the median as compared to peers, and we emphasize equity incentive compensation to more effectively tie our Named Executive Officers’ and employees’ interests to those of our stockholders. In light of this, when undertaking its competitive analysis, the Compensation Committee reviews competitive market data for base salary, total cash compensation (base salary plus annual bonus) and long-term incentive compensation. This competitive analysis is one factor, among others, taken into account by the Compensation Committee in assessing compensation levels and recommending or making changes to compensation or additional awards.

The Compensation Committee reviews our peer group at least annually and makes adjustments to its composition if warranted, taking into account changes in both our business and the businesses of the companies in the peer group.

Individual Compensation Elements

In 2021, the principal elements of our executive compensation program, and the purposes for each element, were as follows:

Element	Type of Element	Form of Element	Primary Objective	Reward Realized on Achievement of
Base Salary	Fixed	Cash	Attract and retain highly talented executives by providing amounts that are competitive in the market and reward performance	Continued service
Annual Cash Bonuses	Variable	Cash	Motivate our executives to achieve annual business objectives and provide financial incentives to meet or exceed these objectives	Pre-established performance metrics based on our annual operating plan
Long Term Incentive Compensation	Variable	•Performance-based restricted stock awards earned based on achievement of objectives over a multi-year performance period •Restricted stock awards that vest over a period of time	Motivate our executives to achieve long-term stockholder value creation and align their interests with those of our stockholders	Pre-established performance metrics tied to unit volume growth

We also provide certain post-employment compensation payments and benefits and other benefits, such as health and welfare programs, including a Section 401(k) retirement savings plan with a company match of a modest portion of the amount contributed by the employee. In general, executive officers participate in the standard employee benefit programs available to our employees generally.
Base Salary

Base salary represents the fixed portion of the compensation of our Named Executive Officers and is an important element of compensation intended to attract and retain highly talented individuals.

Using the competitive market data provided by its compensation consultant, Compensia, the Compensation Committee reviews and develops recommendations for appropriate adjustments to the base salary of our Chief Executive Officer and determines the base salaries of our other Named Executive Officers as part of its annual executive compensation review. In addition, the base salaries of our Named Executive Officers may be adjusted in the event of a promotion or significant change in responsibilities.

In February 2021, the Compensation Committee reviewed the base salaries of our then-incumbent Named Executive Officers. The Compensation Committee did not formulate a recommendation for the consideration of the independent members of our Board of Directors with respect to the base salary of our then-Chief Executive Officer since that had been determined as part of the negotiations of the Coyle Employment Letter in December 2020. The Compensation Committee determined that our other Named Executive Officers receive base salary adjustments for 2021 ranging from 3% to 4%.

In making these determinations, the Compensation Committee considered the current retention risks and challenges facing us, the performance of our Named Executive Officers and a competitive market analysis prepared by Compensia, as well as the other factors described in “Governance of Executive Compensation Program – Compensation-Setting Process” above.

The annual base salaries of our incumbent Named Executive Officers for 2021 as determined in February 2021 were as follows:

Named Executive Officer	2020 Annual Base Salary	2021 Annual Base Salary (1)		Percentage Adjustment
Quentin Blackford(2)	$—	$650,000		0.0%
Douglas J. Devine	$450,000	$463,500	(3)	3.0%
Daniel G. Wilson	$353,600	$367,744		4.0%
David A. Vort	$393,750	$409,500		4.0%
Mark J. Day	$369,304	$384,076		4.0%
__________________________________
(1)These annual base salary adjustments were effective as of February 21, 2021.
(2)Mr. Blackford’s initial annual base salary was set forth in the Blackford Employment Agreement dated September 8, 2021.
(3)Mr. Devine’s annual base salary was adjusted to $600,000 when he was appointed our Interim Chief Executive Officer (in addition to continuing to serve as our Chef Financial Officer) effective June 1, 2021, adjusted back to $463,500 on October 4, 2021 when Mr. Blackford joined iRhythm, and subsequently adjusted to $500,000 when he was promoted as our Chief Operating Officer (in addition to continuing to serve as our Chef Financial Officer) effective December 1, 2021.

The actual base salaries paid to our Named Executive Officers in 2021 are set forth in the “2021 Summary Compensation Table” below.
Annual Cash Bonuses

We use an annual cash bonus plan to motivate our Named Executive Officers (other than Mr. Vort, our Chief Commercial Officer, who participated in 2021 in a separate sales bonus plan) to achieve our annual business goals. In February 2021, the Compensation Committee approved the 2021 Annual Bonus Plan to provide financial incentives to meet or exceed the principal financial objectives set forth in our 2021 annual operating plan. The 2021 Annual Bonus Plan provided for bonus payments to be funded in early 2022 based on our level of achievement with respect to corporate performance goals and may be adjusted by the Compensation Committee based on individual performance.
Target Annual Cash Bonus Opportunities

For purposes of the 2021 Annual Bonus Plan, cash bonuses were based upon a specific percentage of each participant’s annual base salary. In February 2021, the Compensation Committee reviewed the target annual cash bonus opportunities of our Named Executive Officers. At that time, the Compensation Committee determined to maintain the target annual cash bonus opportunities for each of our other Named Executive Officers who were participants in the 2021 Annual Bonus Plan at their current level. The Compensation Committee did not formulate a recommendation for the consideration of the independent members of our Board of Directors with respect to the target annual cash bonus opportunity of our then-Chief Executive Officer since that had been determined as part of the negotiations of the Coyle Employment Letter in December 2020.

In addition, the Compensation Committee allowed for review of corporate goal achievement and individual performance to determine the specific annual cash bonus payment for each executive officer, including each Named Executive Officer. In making these determinations, the Compensation Committee considered current retention risks and challenges facing us, the performance of our Named Executive Officers and a competitive market analysis prepared by Compensia, as well as the other factors described in “Governance of Executive Compensation Program – Compensation-Setting Process” above.

The target annual cash bonus opportunities of our incumbent Named Executive Officers (other than Mr. Vort) for 2021 as determined in February 2021, and expressed as a percentage of base salary, were as follows:

Named Executive Officer	2020 Target Annual Cash Bonus Opportunity	2021 Target Annual Cash Bonus Opportunity
Douglas J. Devine	60%	60%
Daniel G. Wilson	40%	40%
Mark J. Day	40%	40%

Pursuant to the terms of the Blackford Employment Agreement, Mr. Blackford was not eligible to participate in the 2021 Annual Bonus Plan.
Corporate Performance Measures

Participants in the 2021 Annual Bonus Plan were eligible to receive a bonus payment based upon the attainment of one or more corporate performance measures that were established by the Compensation Committee and which related to financial metrics that were important to us. The 2021 Annual Bonus Plan was funded based on our actual results for the year as evaluated against these performance measures.

In February 2021, the Compensation Committee selected two performance measures for the 2021 Annual Bonus Plan, including targets for revenue (weighted 75%) and Adjusted EBITDA (weighted 25%). The Compensation Committee believed these performance measures were appropriate because they provided a strong emphasis on growth while managing expenses, which it believed would most directly influence long-term stockholder value.

For purposes of the 2021 Annual Bonus Plan:

•“Revenue” meant GAAP revenue as reported in our audited financial statements; and

◦“Adjusted EBITDA” meant standard EBITDA excluding stock compensation expense.

For each of these performance measures, the Compensation Committee established a target achievement level. These target levels were intended to require significant effort on the part of our Named Executive Officers and, therefore, were set at levels ordinarily difficult to achieve and for which average or below-average performance would not warrant a bonus payment. Each performance measure was weighted according to the Compensation Committee’s assessment of its relative significance related to the successful execution of our annual operating plan.

Initially, the Compensation Committee set the performance levels, weighting and payout percentages for the two corporate performance measures as follows:

Corporate Performance Measure	Weighting	Min. Payout %	Target Payout %	Max. Payout %
Revenue	75%	75%	100%	200.0%
Adjusted EBITDA	25%	75%	100%	200.0%

The performance target levels for our annual bonus plan are not disclosed because we believe to do so would be competitively harmful, as it would give competitors insight into our strategic and financial planning processes. Our performance measures were set to ensure they were stretch targets for participants that would not pay out below a minimum revenue growth target and would drive positive shareholder return. For actual performance between the threshold and maximum performance levels for the revenue and Adjusted EBITDA measures, the actual bonus payment with respect to each measure was to be calculated by linear interpolation. Our Compensation Committee believed the 2021 revenue and Adjusted EBITDA targets to be challenging but achievable, requiring strong performance from each of our executive officers.

For purposes of the 2021 Annual Bonus Plan, the Compensation Committee also reserved the right to adjust the corporate performance measures based on final 2021 regional Medicare reimbursement adjustments, if any, for the year, whether positive or negative. This provision was included because there had been a negative reimbursement decision three weeks prior to approving our Annual Bonus Plan metrics, and we were working to change it during 2021.

In December 2020, the Centers for Medicare and Medicaid Services (“CMS”) had chosen not to finalize national pricing for four of the eight billing codes that we primarily use to seek reimbursement for Zio XT. For 2021, reimbursement for Zio XT remained at a regional level through Medicare Administrative Contractors (“MACs”). On January 29, 2021, Novitas Solutions, the MAC that covers the region where almost all of our Medicare services for Zio XT are processed, published rates for 2021 that were significantly below our historical Medicare rates for Zio XT. On April 10, 2021, Novitas published an update to rates, an increase from the January 29, 2021 posting, that were retroactive to January 1, 2021. Nonetheless, we still felt these rates didn’t reflect the clinical and economic value that long-term continuous ECG monitoring offers patients, their care teams and the Medicare system, and we continued to work with Novitas.

In June of 2021, given the reimbursement uncertainty of the prior months and the recent resignation of Mr. Coyle, we felt it important for retention to provide a clear message to participants on the impact of the published rate changes to our Annual Bonus Plan. On June 24, 2021, after noting that the adjustments were within the parameters of the 2021 Annual Bonus Plan, the Compensation Committee approved adjustments to the corporate performance measures based on a revised annual budget to reflect the Novitas reimbursement changes published on April 10, 2021. The revenue metric was adjusted down by 15% and the Adjusted EBITDA metric was adjusted down by 20.5%.
Annual Cash Bonus Plan Decisions

The following general formula was used in 2021 to calculate the actual annual cash bonus pool funding for the 2021 Annual Bonus Plan:
Individual cash bonus payments for our CEO and other Named Executive Officers were then determined based on a combination of corporate and individual performance.
Annual Cash Bonus Payments

In February 2022, the Compensation Committee determined the achievement, and corresponding payment levels, with respect to the corporate performance measures under the 2021 Annual Bonus Plan were as follows:

Corporate Performance Measure	Weighting	Percentage Achievement versus Target	Payout Level
Revenue	75%	110%	150%
Adjusted EBITDA	25%	177%	50%
Total			200%

Based on these determinations, the Compensation Committee determined that our Named Executive Officers (other than Messrs. Blackford and Vort) were to receive annual cash bonus payments equal to 200% of their target annual cash bonus opportunities.

The following table sets forth the target annual cash bonus opportunities and the actual cash bonus payments made to our Named Executive Officers, with the exception of Messrs. Blackford and Vort, for 2021:

Named Executive Officer	Annual Base Salary		Target Annual Cash Bonus Opportunity	Actual Annual Cash Bonus Earned	Actual Annual Cash Bonus Earned (as a percentage of target annual cash bonus opportunity)
Douglas J. Devine	$504,373	(1)	$302,624	$605,248	200%
Mark J. Day	$384,076		$153,630	$307,261	200%
Daniel G. Wilson	$367,744		$147,098	$294,195	200%

(1)    Mr. Devine’s annual cash bonus was paid based on actual earnings in 2021, per the terms of his Interim CEO role.

Sales Plan for Mr. Vort

As our Executive Vice President of Sales at the time of determining 2021 bonus targets, Mr. Vort’s annual cash incentive was based on his ability to drive high levels of profitable volume growth. In 2021, Mr. Vort was eligible to earn a cash bonus of up to $307,125 (75% of his 2021 annual base salary). This bonus was to be measured and paid in quarterly installments based on actual performance against his quarterly and annual targets. The performance target levels for Mr. Vort are not disclosed because we believe to do so would be competitively harmful, as it would give competitors insight into our strategic and financial planning processes.

Mr. Vort’s bonus payments were determined on a quarterly basis using volume unit targets for both our Zio XT and Zio AT services, as well as for international unit volume in the United Kingdom. Each target had a weighting and was paid similarly on a pay curve up to 100% of the target. For every one percentage point from 1% up to 100% to target, the payout increased on a sliding scale, ranging from 0.25% to 1.25%. The payment curve declined sharply below plan, where for example, Mr. Vort would earn 50% of his target bonus payment for achievement of 60% of his target. For volume over 100% of his target, Mr. Vort received an accelerating per-unit payout and was uncapped from January through March 2021, and starting in April 2021, payout was capped at 200%.

In 2021, Mr. Vort earned a cash bonus under the 2021 Sales Commission Plan in the amount of $383,906, based on achievement of his 2021 targets. Starting in 2022, Mr. Vort began participating in the Annual Cash Bonus Plan and no longer has a Sales Commission Plan.

The annual cash bonus payments made to our incumbent Named Executive Officers for 2021 are set forth in the “2021 Summary Compensation Table” below.
Long-Term Incentive Compensation

We view long-term incentive compensation in the form of equity awards as a critical component of our executive compensation program. The realized value of these equity awards bears a direct relationship to our stock price, and, therefore, these awards are an incentive for our Named Executive Officers to create value for stockholders. Equity awards also help us retain qualified executive officers in a competitive market.

Beginning in 2019, after a review of competitive market data and an evaluation of our total rewards program, the Compensation Committee approved a change to our mix of long-term incentive compensation in the form of equity awards for our executive officers to grant a combination of performance-based restricted stock unit (“PSU”) awards that may be earned and settled for shares of our common stock and time-based restricted stock unit (“RSU”) awards, which the Compensation Committee believes provide additional alignment of the interests of our executive officers with the interests of our stockholders, place greater emphasis on our long-term financial performance and help satisfy our retention objectives. At that time, the Compensation Committee also decided to stop granting equity awards in the form of stock options.

With respect to PSU awards, we believe that such awards serve as an effective source of motivation to our executive officers to drive our financial performance. In addition, PSU awards provide a direct link between compensation and stockholder return, thereby motivating our executive officers to focus on and strive to achieve both our annual and long-term financial and strategic objectives. With respect to RSU awards, we believe that because such awards represent the right to receive shares of our common stock upon settlement and have value even in the absence of stock price appreciation, we are able to incent and retain our executive officers using fewer shares of our common stock. Since their value increases with any increase in the value of the underlying shares, RSU awards also serve as an incentive which aligns with the long-term interests of our executive officers and stockholders. The Compensation Committee believes that a portfolio of PSU awards and RSU awards appropriately balances the incentive benefits of a performance-based equity award vehicle with the executive retention and stockholder dilution benefits of RSUs, thereby aligning the interests of our executive officers and stockholders and enabling us to use our equity compensation resources efficiently.

Generally, long-term incentive compensation opportunities in the form of equity awards are granted to our Chief Executive Officer by the independent members of our Board of Directors, based on the recommendations of the Compensation Committee, and to our other executive officers, including our other Named Executive Officers, by the Compensation Committee. The amount and form of such equity awards are determined by the Compensation Committee after considering the factors described in “Governance of Executive Compensation Program – Compensation-Setting Process” above. The amounts and relative weighting of the equity awards are intended to provide competitively-sized awards and resulting target total direct compensation opportunities that the Compensation Committee believes are reasonable and appropriate, taking into consideration the factors described in “Governance of Executive Compensation Program – Compensation-Setting Process” above.

Special Retention Awards

In January 2021, in connection with the start of Mr. Coyle as our new President and Chief Executive Officer, the Compensation Committee approved the grant of special retention PSU awards for certain key employees, including our incumbent Named Executive Officers (other than Mr. Coyle). In making its determinations, the Compensation Committee considered the current retention risks and challenges facing us, the performance of our incumbent Named Executive Officers and a competitive market analysis prepared by Compensia, as well as the other factors described in “Governance of Executive Compensation Program – Compensation-Setting Process” above.

These PSU awards represented the maximum number of units eligible to be earned based on maximum performance, were as follows:

Named Executive Officer	Performance-Based Restricted Stock Unit Awards for Shares of Common Stock (number of shares)(1)	Aggregate Award Value
Douglas J. Devine	8,046	1,800,000
David A. Vort	5,364	1,200,000
Mark J. Day	7,152	1,600,000
Daniel G. Wilson	4,917	1,100,000

(1) For purposes of these PSU awards, the total number of units subject to the awards was calculated by dividing the value of each PSU award by the 20-day rolling average closing price of our common stock, with a lookback starting on the date of grant.

These PSU awards were subject to a 12-month performance period commencing on January 1, 2021 and ending on December 31, 2021 and were to be earned, if at all, based on our achievement during 2021 of a minimum of 10% growth above our total revenue of $265.2 million for 2020, with the final award to be settled by or before March 15, 2022. Unlike the provision in our Annual Bonus Plan, we did not have any provision to adjust, nor did we adjust at any point, the revenue goal for this PSU award.

On February 15, 2022, the Compensation Committee determined that we had achieved 21.7% growth above our total revenue for 2020, from $265.2 million in 2020 to $322.8 million in 2021, and that the units subject to the PSU awards had been earned. Each unit granted pursuant to the PSU awards represents a contingent right to receive one share of our common stock for each unit earned for the performance period.

Annual Refresh Awards

In February 2021, as part of its annual review of our executive compensation program, the Compensation Committee determined, consistent with its decision in 2019, that long-term incentive compensation in the form of PSU awards and time-based RSU awards should be granted to our executive officers, including our incumbent Named Executive Officers. The Compensation Committee did not formulate a recommendation for the consideration of the independent members of our Board of Directors with respect to an equity award for our then-Chief Executive Officer since that had been determined as part of the negotiations of the Coyle Employment Letter in December 2020. Further, the Compensation Committee also determined that, for each executive officer’s 2021 equity award, 50% of the dollar value of the award would be converted to a PSU award, and 50% of the dollar value of the award would be converted to an RSU award.

In addition, in February 2021, the Compensation Committee approved the performance-based PSU awards and the time-based RSU awards for our executive officers, including our incumbent Named Executive Officers. In making its determinations, the Compensation Committee considered the current retention risks and challenges facing us, the performance of our Named Executive Officers and a competitive market analysis prepared by Compensia, as well as the other factors described in “Governance of Executive Compensation Program – Compensation-Setting Process” above.

Subsequently, the independent members of our Board of Directors (with our CEO recusing himself from the approval discussion) approved the weighting of the long-term incentive compensation of our executive officers between PSU awards and RSU awards, the aggregate target value of each executive officer’s equity award, including the design and performance metrics for the PSU awards.

The equity awards granted to our incumbent Named Executive Officers in February 2021 which, in the case of the PSU awards, represent the target number of units eligible to be earned based on target performance, were as follows:

Named Executive Officer	Performance-Based Restricted Stock Unit Awards for Shares of Common Stock (number of shares)	Restricted Stock Unit Awards for Shares of Common Stock (number of shares)	Aggregate Grant Date Fair Value
Douglas J. Devine	4,430	4,430	$750,000
David A. Vort	3,248	3,248	$550,000
Mark J. Day	2,953	2,953	$500,000
Daniel G. Wilson	2,510	2,510	$425,000

For purposes of this table, the “Aggregate Grant Date Fair Value” was determined by the Compensation Committee. The total number of units subject to a PSU award and an RSU award was equal to the Aggregate Grant Date Fair Value divided by the 20-day average closing price of our common stock in effect around the time of approval. The use of a 20-day average closing price of our common stock (rather than the previous 30-day average closing price) was approved by the Compensation Committee in February 2021 to minimize the variability between the award value approved and the actual number of units granted.

Differentiation was made among our incumbent Named Executive Officers based on the Compensation Committee’s review of the competitive market data for their respective positions and the size of the equity awards previously granted to them.

PSU Awards

The units subject to the PSU awards are to be earned to the extent that we achieve pre-established threshold, target and maximum performance levels for the cumulative three-year compound annual growth rate (“CAGR”) in our unit volume (Worldwide, XT, AT, Silent AF) over a performance period beginning on January 1, 2021 and ending on December 31, 2023, as follows:

Percentage of Target Performance Level Achieved	Units Subject to the Award Earned
75%	50%
100%	100%
110%	200%

The unit performance measure for this PSU award is not disclosed because we believe to do so would be competitively harmful, as it would give competitors insight into our strategic and financial planning processes. Our performance measures were set to ensure they were stretch targets for participants that would not pay out below a minimum growth target and would drive positive shareholder return. For the three year period from 2021 through 2023, we have maintained the same growth rate minimum, target and max thresholds as in prior plan years, despite starting at a higher volume than in prior years.

The exact number of earned units will be determined using linear interpolation based on our actual unit volume CAGR as it falls between the threshold and maximum performance achievement levels set forth in the table above. Each unit granted pursuant to the PSU awards represents a contingent right to receive one share of our common stock for each unit earned for the performance period.

RSU Awards

With the exception of the award granted to our CEO, the time-based RSU awards vest over a four-year period, with one-half of the units subject to the awards vesting on the second anniversary of the vesting commencement date of February 25, 2020, and 25% of the units subject to the awards vesting on each of the third and fourth anniversaries of the vesting commencement date, contingent upon the Named Executive Officer remaining continuously employed by us through each applicable vesting date. The RSU award granted to our CEO vests over a four-year period, with 25% of the units subject to the award vesting on the anniversary of the date of grant. Each unit granted pursuant to the RSU awards represents a contingent right to receive one share of our common stock for each unit that vests pursuant to the awards.

The time-based RSU awards vest over a four-year period, with 25% of the units subject to the awards vesting on the first anniversary of the vesting commencement date of March 1, 2021, and 25% of the units subject to the awards vesting on each of the second, third and fourth anniversaries of the vesting commencement date, contingent upon the Named Executive Officer remaining continuously employed by us through each applicable vesting date. Each unit granted pursuant to the PSU awards represents a contingent right to receive one share of our common stock for each unit earned for the performance period.

Equity Awards for Mr. Blackford

On October 4, 2021, consistent with the terms of the Blackford Employment Agreement, the independent members of the full Board of Directors granted Mr. Blackford a RSU award covering 101,979 units and a PSU award covering 101,979 units. The RSU award vests over a four-year period, with 25% of the units subject to the award vesting on each anniversary of the vesting commencement date of November 1, 2021, contingent upon Mr. Blackford remaining continuously employed by us through each applicable vesting date. Each unit granted pursuant to the RSU award represents a contingent right to receive one share of our common stock for each unit that vests pursuant to the award.

The units subject to the PSU award are to be earned pursuant to the performance-based metrics applicable to our management team generally as set forth in our 2021 PSU incentive compensation program as previously approved by our Board of Directors and described above. The exact number of earned units will be determined using linear interpolation based on our actual unit volume CAGR as it falls between the threshold and maximum performance achievement levels set forth in the table above. The number of shares granted, as noted above, reflect the maximum number of units eligible to be earned based on maximum performance. Each unit granted pursuant to the PSU awards represents a contingent right to receive one share of our common stock for each unit earned for the performance period. Upon achievement of performance during the performance period, the applicable portion of the award will vest subject to Mr. Blackford’s continued employment with us through the date that performance is certified.

Equity Award for Mr. Devine

On July 5, 2021, in connection with his appointment as our Interim Chief Executive Officer effective June 1, 2021, the Compensation Committee approved the grant to Mr. Devine of an RSU award that may be settled for 17,906 shares of our common stock and which will vest in full on the anniversary of the date of grant, subject to his continued employment through such date, and recommended the approval of the award to the independent members of the full Board of Directors. The independent members of the full Board of Directors approved the grant of the RSU award to Mr. Devine on July 5, 2021.

Special Equity Award for Mr. Wilson

In June 2021, the Compensation Committee determined to grant retention RSU awards to certain of our key employees, including Mr. Wilson. This award was in recognition of the retention risk associated with the resignation of Mr. Coyle in June of 2021 and the desire to maintain continuity with Mr. Wilson’s leadership and investor relationships through a period of transition. The value of his award was $850,000, which equaled 13,227 units, and the award value matched the annual equity award value Mr. Wilson received in February of 2021. This RSU award “cliff” vests in full at the end of a 30-month period commencing on July 2, 2021, contingent upon Mr. Wilson remaining continuously employed by us through the end of the 30-month vesting period. Each unit granted pursuant to the RSU awards represents a contingent right to receive one share of our common stock for each unit earned for the performance period.

The equity awards granted to our incumbent Named Executive Officers in 2021 are set forth in the “2021 Summary Compensation Table” and the “2021 Grants of Plan-Based Awards Table” below.
Health and Welfare Benefits

Our Named Executive Officers are eligible to receive the same employee benefits that are generally available to employees generally, subject to the satisfaction of certain eligibility requirements. These benefits include flexible spending accounts, medical, dental and vision benefits, business travel insurance, employee assistance program, basic life insurance benefits, accidental death and dismemberment insurance policies, short-term and long-term disability insurance, commuter benefits and reimbursement for mobile phone coverage. In structuring these programs, we seek to provide an aggregate level of benefits that are comparable to those provided by similar companies, compliant with applicable laws and affordable to employees.

We maintain a tax-qualified Section 401(k) retirement savings plan (the “401(k) Plan”) that provides eligible employees, including our Named Executive Officers, with an opportunity to save for retirement on a tax-advantaged basis. In 2021, we offered eligible participants a discretionary matching contribution to the 401(k) Plan, and we may make a discretionary employer contribution to each eligible employee each year. All participants’ interests in the matching contributions vest immediately from the time of contribution. Pre-tax contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. The 401(k) Plan is intended to qualify under Sections 401(a) and 501(a) of the Internal Revenue Code (the “Code”). As a tax-qualified retirement plan, contributions to the 401(k) Plan and earnings on those contributions are not taxable to employees until distributed from the 401(k) Plan, and all contributions are deductible by us when made.
Perquisites and Other Personal Benefits

Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not provide significant perquisites or other personal benefits to our Named Executive Officers, except as made available to our employees generally, or in situations where we believe it is appropriate to assist an individual in the performance of his duties, to make him more efficient and effective and for recruitment and retention purposes. During 2021, our Named Executive Officers did not receive perquisites or other personal benefits that were, in the aggregate, $10,000 or more for each individual, except for use from time-to-time by Mr. Coyle of an apartment leased by the Company in connection with working at our corporate headquarters in San Francisco, California. The Compensation Committee believed that this commuting-related benefit was reasonable and necessary to retain the services of this individual, and was intended to reduce obstacles in his ability to perform services for the Company.

Compensation Arrangements with Mr. King

Our compensation arrangements in 2021 with Mr. King, who retired from his position as our President and Chief Executive Officer effective January 12, 2021 were as follows:

Transition And Consulting Agreements with Mr. King

In connection with his retirement as our President and Chief Executive Officer and separation from employment with us on January 12, 2021, we entered into transition and consulting agreements (the “King Consulting Agreement”) with Mr. King whereby we retained him as an independent contractor to perform services for a certain period following January 12, 2021, and he agreed to perform such services pursuant to the terms of the King Consulting Agreement. In consideration for his fulfillment of the terms and conditions of the transition agreement, we agreed to the following:

•he was eligible to receive an award in either cash or fully vested restricted stock units (“RSUs”) (the “2020 Bonus”) in 2021 pursuant to the terms and conditions of our 2020 annual bonus plan established by our Board of Directors, subject to his remaining a “service provider” (as such term is defined in our 2016 Equity Incentive Plan, as amended) through the date of payment of such cash or grant of the 2020 Bonus;

•provided he timely elected for continuation coverage pursuant to COBRA for himself and his eligible dependents within the time period prescribed pursuant to COBRA, we agreed to reimburse him for the COBRA premiums for such coverage (at the coverage levels in effect immediately prior to his termination) until the earlier of: (i) the date upon which he and/or his eligible dependents becomes covered under similar plans, or (ii) August 31, 2021; and

•7,187 shares of our common stock subject to the PSU award granted to him on February 26, 2020 (the “2020 PSU Award”) accelerated and fully vested on January 12, 2021, while the remaining unvested portion of the 2020 PSU Award terminated on such date and is of no further force or effect.

While Mr. King continued to provide services to us pursuant to the King Consulting Agreement or as a member of our Board of Directors, he continued to vest in the Equity Awards in accordance with the terms and conditions of the applicable stock agreements (this included all RSU awards, but did not include the PRSU award granted to him on February 27, 2019). The post-termination exercise period of any of his stock options will not begin to run until the later of the date that he ceases to provide services to us pursuant to the King Consulting Agreement or ceases to be a member of our Board of Directors, provided, however, that in no event will any stock option be exercisable after the expiration of such Equity Award’s maximum term.

Finally, in consideration for his ongoing services as a consultant, we agreed to pay Mr. King $250 per hour, provided that he was not to be paid for more than 20 hours per month without the prior written approval of our President and Chief Executive Officer, to provide advice and assistance with reimbursement matters and other transition and onboarding assistance as requested by our President and Chief Executive Officer, and reimburse him, in accordance with our Company policy, for all reasonable expenses incurred by him in performing the services pursuant to the King Consulting Agreement.

Effective April 1, 2022, Mr. King retired from our Board of Directors. On March 13, 2022, we entered into a Resignation and Release Agreement, whereby, his consulting agreement and resignation from the Board of Directors were effective April 1, 2022. In consideration, Mr. King’s unvested equity awards that would have otherwise vested through his current term as a director, were fully vested. Any outstanding options to purchase shares of Common Stock, including all vested options, will remain exercisable for the full remaining term of the option and are not subject to any requirement to exercise during any window period following Mr. King’s resignation.

Compensation Arrangements with Mr. Coyle

Our compensation arrangements in 2021 with Mr. Coyle, who resigned from his position as our President and Chief Executive Officer effective June 1, 2021 were as follows:

Employment Offer Letter with Mr. Coyle

In connection with his appointment as our President and Chief Executive Officer, we entered into an employment offer letter dated December 10, 2020 (the “Coyle Employment Letter”) with Mr. Coyle, which provided for the following initial compensation arrangements:

•an initial annual base salary of $660,000;

•a target annual cash bonus opportunity equal to 100% of his annual base salary, subject to achievement of mutually agreed performance goals;

•a one-time relocation bonus in the amount of $850,000 to use for his relocation to the San Francisco Bay Area on or prior to October 1, 2021, subject to reimbursement of the Company for a portion of the full amount of the relocation bonus as determined pursuant to a formula set forth in the Coyle Employment Letter in the event his employment is terminated within 24 months of his date of hire due to his resignation without “good reason” or termination for “cause,” each as defined in our Executive Change in Control and Severance Policy;

•access to a corporate apartment near our headquarters from January 12, 2021 through September 30, 2021, subject to arrangements as set forth in the Coyle Employment Letter to make the apartment benefit tax neutral to him;

•a recommendation by the Compensation Committee to our Board of Directors in February 2021 that he be granted an RSU award covering that number of shares of our common stock with an aggregate grant date fair value of $6 million that will vest annually over four years at the rate of 25% per year, subject to his continuing employment through each vesting date;

•a recommendation by the Compensation Committee to our Board of Directors in February 2021 that he be granted a PSU award covering that number of shares of our common stock with an aggregate grant date fair value of $5 million that will vest pursuant to performance-based metrics applicable to our management team generally to be set forth in our 2021 PSU incentive program, as determined by the Compensation Committee in its sole discretion, subject to his continuing employment through the vesting date; and

•participation in the benefit plans and programs generally available from time to time to our employees, subject to the terms of such plans and programs.

In addition, upon his employment Mr. Coyle became a participant in our Executive Change in Control and Severance Policy as a “Tier 1” eligible employee.

Separation and Release Agreement with Mr. Coyle

In connection with his resignation as our President and Chief Executive Officer effective June 1, 2021, we entered into a Separation and Release Agreement dated June 29, 2021 (the “Coyle Separation Agreement”) with Mr. Coyle, which provided, in exchange for his execution of the Coyle Separation Agreement and his agreement to provide transitional services to us pursuant to a mutually agreeable consulting agreement, for a lump-sum payment to him in the amount of $200,000.

In addition, Mr. Coyle’s health insurance benefits ceased on June 30, 2021 and he agreed to repay us approximately $584,053 (which was the net amount he received from us in connection with his relocation to the San Francisco Bay Area). Lastly, it was agreed that any previously granted equity awards were unvested and no longer vesting as of Mr. Coyle’s separation date.

Consulting Agreement with Mr. Coyle

In connection with his resignation as our President and Chief Executive Officer effective June 1, 2021, we also entered into a Consulting Agreement as of June 7, 2021 (the “Coyle Consulting Agreement”) with Mr. Coyle, pursuant to which we agreed to pay him $500 per hour, provided that he is not to be paid for more than 20 hours per month without the prior written approval of our Interim Chief Executive Officer and Chief Financial Officer, to provide advice and assistance with reimbursement matters and other transition and onboarding assistance as requested by our Interim Chief Executive Officer and Chief Financial Officer, and reimburse him for all reasonable expenses incurred by him in performing the services pursuant to the Coyle Consulting Agreement provided he receives written consent from an authorized agent of the Company prior to incurring such expenses and submits receipts for such expenses to us in accordance with Company policy.

Mr. Coyle’s consulting agreement terminated on October 5, 2021, per the terms of the Coyle Consulting Agreement, when Mr. Blackford joined iRhythm as President and CEO.

Employment Arrangements
We have entered into written employment offer letters with Mr. Blackford and each of our incumbent other Named Executive Officers. Each of these letters provides for “at will” employment, meaning that either we or the Named Executive Officer may terminate the employment relationship at any time without cause. In addition, each of these letters required the Named Executive Officer to execute our standard At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement.

Each of these employment offer letters entered into prior to September 1, 2019 provided for certain initial payments and benefits in the event of certain qualifying terminations of employment, including a qualifying termination of employment in connection with a change in control of the Company. These post-employment compensation arrangements have been superseded by the Change of Control and Severance Agreements and, ultimately, the Executive Change in Control and Severance Policy discussed in “Post-Employment Compensation Arrangements” below.

For detailed descriptions of the employment offer letters of our incumbent Named Executive Officers, see “Potential Payments upon Termination or Change in Control” below.

Post-Employment Compensation Arrangements
In August 2020, the Compensation Committee (and, with respect to our then-Chief Executive Officer, the independent members of the full Board of Directors) approved our Executive Change in Control and Severance Policy (the “Policy”) (effective as of September 1, 2019), which provides a standardized approach for the receipt of severance and change in control payments and benefits by employees at the level of vice president and above, including our Named Executive Officers. Under this approach, the rights of our executives with respect to the receipt of payments and benefits upon an involuntary termination of employment, including an involuntary termination of employment in connection with a change in control of the Company, were established on a uniform basis.

The Policy serves several objectives. It eliminates the need to negotiate post-employment compensation arrangements on a case-by-case basis. It also helps to assure our executives that their post-employment compensation payments and benefits are comparable to those of other executives with similar levels of responsibility and tenure. Further, it acts as an incentive for our executives to remain employed with us and focused on their responsibilities during the potential or negotiation of a change-in-control transaction, which preserves our value and the potential benefits to be received by our stockholders from the transaction. Finally, this approach supports administrative efficiency because it requires less time and expense to administer than individual agreements.

Our post-employment compensation arrangements are designed to provide reasonable compensation to our executives if their employment is terminated under certain circumstances to facilitate their transition to new employment. Further, in some instances we seek to mitigate any potential employer liability and avoid future disputes or litigation by requiring a departing executive to sign a separation and release agreement acceptable to us as a condition to receiving post-employment compensation payments or benefits.

These post-employment compensation arrangements also contain certain specified payments and benefits in the event of an involuntary termination of employment in connection with a change in control of the Company. We believe these arrangements align the interests of our Named Executive Officers and our stockholders when considering our long-term future. The primary purpose of these arrangements in the case of a change in control of the Company is to keep our most senior executive officers focused on pursuing all corporate transaction activity that is in the best interests of our stockholders regardless of whether those transactions may result in their own job loss. Reasonable post-acquisition payments and benefits should serve the interests of both the executive officer and our stockholders.

In determining payment and benefit levels under the various circumstances covered by the post-employment compensation arrangements with our executives, the Compensation Committee has drawn a distinction between voluntary terminations of employment without good reason, terminations of employment for cause and involuntary terminations of employment without cause or voluntary terminations of employment for good reason, both in connection with and not involving a change in control of the Company. Payment in the latter circumstances has been deemed appropriate in light of the benefits to us described above, as well as the likelihood that the executive's departure is due, at least in part, to circumstances not within his or her control. In contrast, we believe that payments are not appropriate in the event of a termination of employment for cause or a voluntary termination of employment without good reason because such events often reflect either performance challenges or an affirmative decision by the executive to end his or her relationship with us without fault by the Company.

Under the Policy, all payments and benefits in the event of a change in control of the Company are payable only if there is a subsequent loss of employment by a Named Executive Officer (a so-called “double-trigger” arrangement). In the case of the acceleration of vesting of outstanding equity awards, we use this double-trigger arrangement to protect against the loss of retention power following a change in control of the Company and to avoid windfalls, both of which could occur if vesting accelerated automatically as a result of the transaction.

Under the Policy, in the event of a change in control of the Company, to the extent Section 280G or 4999 of the Code is applicable to an executive officer, including a Named Executive Officer, such individual is entitled to receive either payment of the full amounts specified in the Policy to which he or she is entitled or payment of such lesser amount that does not trigger the excise tax imposed by Section 4999, whichever results in him or her receiving a higher amount after taking into account all federal, state and local income, excise and employment taxes.

We do not provide excise tax payments (or “gross-ups”) relating to a change in control of the Company and have no such obligations in place with respect to any of our executive officers, including our incumbent Named Executive Officers.

We believe that reasonable and competitive post-employment compensation arrangements are essential to attracting and retaining highly qualified executives. We further believe that when recruiting executive talent these arrangements are necessary to offer compensation packages that are competitive. The Compensation Committee does not consider the specific amounts payable under these post-employment compensation arrangements, however, when determining the annual compensation of our executive officers, including our Named Executive Officers.

For detailed descriptions of the post-employment compensation arrangements maintained with our incumbent Named Executive Officers, as well as an estimate of the potential payments and benefits payable under these arrangements, see “Potential Payments upon Termination or Change in Control” below.

Other Compensation Policies and Practices

Equity Award Grant Policy

We maintain an Equity Award Grant Policy that governs the grant of equity awards under our equity incentive and compensation plan. Among other things, this policy authorizes a committee consisting of our Chief Executive Officer, our Chief Financial Officer and our Chief People Officer to grant certain equity awards up to a maximum amount of 700,000 shares of common stock in the aggregate to employees and consultants. The policy does not allow approval of grants to members of this committee, our Chief Executive Officer and executive officers who are direct reports to our Chief Executive Officer or the non-employee members of our Board of Directors.

In addition, the Equity Award Grant Policy:

•has clear requirements regarding the dates to approve grants each month, official effective date of grants post-approval and other measures to ensure unbiased and consistent practice is in place;

•provides that the committee has authority to approve grants that are within an approved equity grant framework, which is itself reviewed and approved by the Compensation Committee at the beginning of each calendar year based on market and competitive review;

•provides that the committee has authority to approve grants as noted above that are for new hire or annual equity awards only; any other awards must be presented to the Compensation Committee and/or our Board of Directors for review and approval; and

•provides that the exercise price of all options to purchase shares of common stock and stock appreciation rights covering shares of common stock will not be less than 100% of the fair market value of a share of our common stock on the grant date of the award.

It is also our policy not to time the grant of equity awards in relation to the release of material non-public information, and it is the intent of the Equity Award Grant Policy to specify the timing of effectiveness of the grant of equity awards under the policy to avoid such timing.

Stock Ownership Guidelines

We have adopted stock ownership guidelines to help ensure that our executive officers, including our Named Executive Officers, and the non-employee members of our Board of Directors maintain an equity stake in the Company and, by doing so, appropriately link their interests with the interests of our stockholders. In November 2021, the Compensation Committee amended our stock ownership guidelines to extend their coverage effective January 1, 2022 to our executive officers who are subject to Section 16 of the Securities Exchange Act of 1934 (the ‘Section 16 Officers”) in addition to our Chief Executive Officer and the non-employee members of our Board of Directors.

The guideline for our Chief Executive Officer requires him to hold shares of our common stock with an aggregate value equal of at least three times his annual base salary for service as Chief Executive Officer (not including incentive compensation). The guideline for the Section 16 Officers requires them to hold shares of our common stock with an aggregate value equal of at least two times the value of their annual base salary (not including incentive compensation). The guideline for the non-employee members of our Board of Directors requires each director to hold shares of our common stock with an aggregate value equal to at least three times the value of his or her annual cash retainer fees for service on our Board of Directors.

Our Chief Executive Officer and the non-employee members of our Board of Directors are expected to achieve these ownership levels by the later of (i) December 31, 2023 and (ii) five years from the date the applicable individual becomes Chief Executive Officer (whether through being newly hired or promoted) or a non-employee director. Our other executive officers are expected to achieve these ownership levels by the later of (i) January 1, 2028 and (ii) five years from the date the applicable individual becomes an executive officer (whether through being newly hired or promoted).

Compensation Recovery (“Clawback”) Policy

We have adopted a compensation recovery (“clawback”) policy that applies to any current or former executive officer who is (or was) subject to Section 16 of the Exchange Act (an “Executive”) at any time during the Clawback Period (as defined below). This policy provides that, in the event of the restatement of any financial reporting required under the securities laws or other similar laws or regulations, our Board of Directors (or applicable Board committee) will take such remedial and recovery actions as it deems appropriate, which may include requiring the forfeiture or reimbursement of the portion of any cash-based or equity-based compensation received by the Executive that was in excess of the amount that he or she would have received had our financial results been calculated under the restated financial statements, provided that such compensation was paid to, awarded to, or vested in (or became eligible to vest in) the Executive during the fiscal year of the restatement or during one of the three prior full fiscal years (the “Clawback Period”).

In addition, the policy provides that, in the event of a violation of any material Company policy or code of conduct or fraud, in either instance resulting in demonstrable material injury, damage or reputational harm to us, our Board of Directors (or applicable Board committee) will take such remedial and recovery actions as it deems appropriate with respect to any cash-based compensation or equity-based compensation paid to, awarded to, or vested in (or became eligible to vest in) an Executive during the Clawback Period including, but not limited to, the forfeiture or reimbursement of an amount as reasonably determined by our Board of Directors equal to the amount of demonstrable financial loss, reputational damage or similar adverse impact suffered by us as a result of the misconduct.

Policy Prohibiting Hedging and Pledging of Equity Securities

Under our Insider Trading Policy, employees, including our Named Executive Officers, and the non-employee members of our Board of Directors, are prohibited from engaging in “short sales” and from engaging in transactions in publicly-traded options, such as puts and calls, and other derivative securities with respect to our securities. This latter prohibition extends to any hedging or similar transaction designed to decrease the risks associated with holding Company securities. In addition, employees, including our Named Executive Officers, and the non-employee members of the Board of Directors are prohibited from pledging Company securities as collateral for a loan or holding such securities in a margin account.

Processes and Procedures for Compensation Decisions
The Compensation Committee is responsible for the executive compensation program for our executive officers and reports to our Board of Directors on its discussions, decisions and other actions. As it relates to our Chief Executive Officer, the Compensation Committee reviews and approves corporate goals and objectives relating to his compensation, evaluates his performance in light of those goals and objectives and makes recommendations to the independent members of our Board of Directors on changes to his compensation. As it relates to our other Named Executive Officers, the Compensation Committee, in consultation with our Chief Executive Officer, reviews and approves all compensation decisions. Our Chief Executive Officer, Chief Financial Officer and Chief People Officer provide initial recommendations to the Compensation Committee on the corporate and departmental performance objectives under our Executive Incentive Compensation Plan.

The Compensation Committee is authorized to retain the services of one or more executive compensation and benefits consultants or other outside experts or advisors as it sees fit, in connection with the establishment of our executive compensation program and related policies. For 2021, the Compensation Committee engaged Compensia, to advise us on compensation philosophy, selection of a group of peer companies to use for compensation benchmarking purposes and cash and equity compensation levels for our directors, executives and other employees based on current market practices.

Tax and Accounting Considerations

Deductibility of Executive Compensation

Generally, Section 162(m) of the Code disallows a federal income tax deduction for public corporations of remuneration in excess of one million dollars paid in any fiscal year to certain specified executive officers, which include their chief executive officer, chief financial officer, any other executive officer whose total compensation is required to be reported to stockholders under the Exchange Act by reason of such individual being among the three highest compensated executive officers for the tax year and any executive officer who was subject to the deduction limit in any tax year beginning after December 31, 2016.

As a result of the Tax Cuts and Jobs Act of 2017, compensation paid to our Named Executive Officers in excess of one million dollars will not be deductible for federal income tax purposes unless it qualifies for transition relief applicable to certain “performance-based compensation” payable pursuant to a binding written agreement in effect on November 2, 2017 and which has not been subsequently modified in any material respect. In other words, performance-based incentive awards outstanding on November 2, 2017 or awarded thereafter pursuant to a binding written agreement that was in effect on that date may be exempt from the deduction limit if the applicable conditions of the former exemption for “performance-based compensation” are satisfied.

In designing our executive compensation program and determining compensation of our executive officers, including our Named Executive Officers, the Compensation Committee considers a variety of factors, including the potential impact of the Section 162(m) deduction limit. However, the Compensation Committee has not and will not necessarily limit executive compensation to that which is or may be deductible under Section 162(m).

To maintain flexibility to compensate our executive officers in a manner designed to promote short-term and long-term corporate goals and objectives, the Compensation Committee has not adopted a policy that all compensation must be deductible. The Compensation Committee believes that our stockholders’ interests are best served if its discretion and flexibility in awarding compensation is not restricted, even though some compensation awards may result in non-deductible compensation expense. Thus, the Compensation Committee may approve compensation for our Named Executive Officers that may not be fully deductible because of the deduction limit of Section 162(m) when it believes that such compensation is consistent with the goals of our executive compensation program and is in the best interests of the Company and our stockholders.

Accounting for Stock-Based Compensation

We follow the Financial Accounting Standard Board’s Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”) for stock-based compensation awards. FASB ASC Topic 718 requires the measurement of compensation expense for all share-based payment awards made to employees and the non-employee members of our Board of Directors, including options to purchase shares of common stock and other stock awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the executive compensation tables required by the federal securities laws, even though the recipient of the awards may never realize any value from their awards.

Fiscal 2021 Summary Compensation Table
The following table presents summary information regarding the total compensation for services rendered in all capacities that was earned by our Chief Executive Officer, our Chief Financial Officer, our former Chief Financial Officer and our three other most highly compensated executive officers in our fiscal year ended December 31, 2021. The individuals listed in the table below are our Named Executive Officers for our fiscal year ended December 31, 2021:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)(3)		Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)	Total ($)
Quentin S. Blackford; President and Chief Executive Officer	2021	162,500	—	9,078,651		—	—	195	9,241,346
Kevin M. King; Former President and Chief Executive Officer	2021	26,796	—	—		—	—	3,913	30,709
	2020	576,208	—	3,494,769		—	775,866	38,219	4,885,062
	2019	602,492	—	3,202,894	—	—	846,511	122,239	4,774,136
Michael J. Coyle; Former President and Chief Executive Officer	2021	256,385	—	—		—	—	205,037	461,422
Douglas J. Devine; Chief Financial Officer	2021	512,952	—	4,558,007		—	605,248	22,836	5,699,043
	2020	231,923	—	3,084,486		—	173,984	1,658	3,492,051
David A. Vort; Executive Vice President, Sales	2021	413,740	—	2,375,188		—	475,288	7,134	3,271,350
	2020	375,865	—	1,049,451		—	168,163	8,067	1,601,546
	2019	368,192	—	1,104,307		—	312,800	13,307	1,798,606
Mark J. Day; Executive Vice President, Research & Development	2021	388,053	—	2,745,572		—	307,261	23,445	3,464,331
	2020	352,045	—	763,117		—	180,959	5,422	1,301,543
	2019	347,730	—	883,484		—	193,711	11,454	1,436,379
Daniel G. Wilson; Executive Vice President of Strategy, Corporate Development and Investor Relations	2021	371,552	—	2,869,347		—	294,195	4,345	3,539,439
	2020	338,012	—	686,905		—	173,264	6,377	1,204,558
____________________________________________
(1)The amounts reported represent the aggregate grant-date fair value of the stock awards and stock options granted to the Named Executive Officer, calculated in accordance with ASC Topic 718. The grant-date fair value does not take into account any estimated forfeitures related to service-vesting conditions. The assumptions used in calculating the grant-date fair value of the stock awards and options reported in these columns are set forth in the section in our Annual Report on Form 10-K for the year ended December 31, 2021 titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Stock-Based Compensation.”
(2)The amounts in the Non-Equity Incentive Plan Compensation column for 2021, 2020, and 2019 for all Named Executive Officers except for Mr. Vort were paid in March 2021, March 2020 and March 2019, respectively, pursuant to our 2021, 2020, and 2019 Bonus Plans, respectively, as described in the section below titled “Executive Compensation—Non-Equity Incentive Plan Compensation”. Mr. Vort’s bonus amount was paid quarterly pursuant to the performance bonus arrangement set forth in the section above titled “Sales Plan for Mr. Vort.” Payments under our 2021 Annual Bonus Plan are described in more detail in the section titled “Compensation Discussion and Analysis – Target Annual Cash Bonus Opportunities.”
(3)The grant date fair value of stock awards assuming the maximum potential value of performance-based awards granted in 2021 is as follows: $12,104,848 for Mr. Blackford; $5,235,443 for Mr. Devine; for $3,197,145 Mr. Day; $3,253,176 for Mr. Wilson; and $2,871,873 for Mr. Vort.

Fiscal 2021 Grants of Plan-Based Awards
The following table presents information regarding the amount of plan-based awards granted to our Named Executive Officers during our fiscal year ended December 31, 2021.

		Estimated Future Payouts Under Equity Incentive Plan Awards (4)			Non-Equity Incentive Plan Awards(3)
Named Executive Officer	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)	All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	All Other Option Awards: Number of Shares Underlying Options (#)	Exercise Price of Option Awards ($)	Grant Date Fair Value of Stock Awards ($)(2)
Quentin S. Blackford	—	—	—	—	—	—	—	—	—	—	—
	10/5/2021	—	3,026,197	6,052,394	—	—	—	—	—	—	3,026,197
	10/5/2021	—	—	—	—	—	—	101,979	—	—	6,052,454
Douglas J. Devine	—	—	—	—	—	302,624	605,248	—	—	—	605,248
	3/1/2021	—	677,436	1,354,871	—	—	—	—	—	—	677,436
	1/19/2021	—	2,072,730	2,072,730	—	—	—	—	—	—	2,072,730
	7/5/2021	—	—	—	—	—	—	17,906	—	—	1,130,406
	3/1/2021	—	—	—	—	—	—	4,430	—	—	677,436
Mark J. Day	—	—	—	—		153,630	307,260	—	—	—	307,261
	3/1/2021	—	451,573	903,146	—	—	—	—	—	—	451,573
	1/19/2021		1,842,427	1,842,427	—	—	—	—	—	—	1,842,427
	3/1/2021	—	—	—	—	—	—	2,953	—	—	451,573
David A. Vort	—	—	—	—	—	307,125	614,250	—	—	—	475,288
	3/1/2021	—	496,684	993,368	—	—	—	—	—	—	496,684
	1/19/2021	—	1,381,820	1,381,820	—	—	—	—	—	—	1,381,820
	3/1/2021	—	—	—	—	—	—	3,248	—	—	496,684
Daniel G. Wilson	—	—	—	—	—	147,098	294,196	—	—	—	294,195
	3/1/2021	—	383,829	767,658	—	—	—	—	—	—	383,829
	1/19/2021	—	1,266,668	1,266,668	—	—	—	—	—	—	1,266,668
	3/1/2021	—	—	—	—	—	—	2,510	—	—	383,829
	7/2/2021	—	—	—	—	—	—	13,227	—	—	835,021
Michael J. Coyle	2/24/2021	—	4,238,865	8,477,730	—	—	—	—	—	—	4,238,865
	2/24/2021	—	—	—	—	—	—	33,247	—	—	5,086,791
Kevin M. King	6/18/2021	—	—	—	—	—	—	61,729	—	—	61,729
__________________________
(1)The restricted stock unit awards were made under the 2016 Equity Incentive Plan.
(2)The amounts reported in the Grant Date Fair Value of Stock Awards column represent the grant date fair value of restricted stock awards granted in fiscal 2021, calculated in accordance with ASC Topic 718.
(3)Amounts in the “Estimated Payouts Under Non-Equity Incentive Plan Awards” columns relate to cash incentive opportunities under our 2021 Annual Bonus Plan based upon the combined achievement of corporate performance goals over fiscal year 2021. Under the 2021 Annual Bonus Plan, payments are determined by multiplying each participant’s target bonus by a factor determined by the achievement of the corporate performance goals, capped at 200%. The actual amounts paid to our named executive officers are set forth in the “2021 Summary Compensation Table” above, and the calculation of the actual amounts paid is discussed more fully in the section titled “Compensation Discussion and Analysis – Target Annual Cash Bonus Opportunities.”
(4)Awards under the equity incentive plan include special retention performance stock awards for Named Executive Officers (excluding Mr. Blackford) granted in connection with management changes in 2021, as well as awards granted to Mr. Devine in connection with his promotion. For further details refer to the “Compensation Discussion and Analysis” section of this report.

Fiscal 2021 Option Exercises and Stock Vested
The following table presents information regarding the exercise of stock options and the vesting of stock awards by our Named Executive Officers during our fiscal year ended December 31, 2021.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting	Value Realized on Vesting (2)
Quentin S. Blackford	—	—	—	—
Douglas J. Devine	—	—	2,281	145,414
Mark J. Day	9,394	1,276,256	15,428	3,443,105
David A. Vort	20,000	3,889,587	18,984	4,257,722
Daniel G. Wilson	—	—	10,741	2,022,567
Michael J. Coyle	—	—	—	—
Kevin M. King	2,836	281,246	68,643	15,001,797
__________________________
(1)Based on the market price of our common stock on the date of exercise less the option exercise price paid for those shares, multiplied by the number of shares for which the option was exercised.
(2)Based on the market price of our common stock on the vesting date or last trading date, multiplied by the number of shares vested.

Non-Equity Incentive Plan Compensation
We provide each of our Named Executive Officers an opportunity to receive formula-based incentive payments. The payments are based on a target incentive amount for each Named Executive Officer.

Non-Equity Incentive Payments for Blackford, Devine, Day, Wilson, Coyle and King

Named Executive Officer	2020 Target Annual Cash Bonus Award Opportunity (as a percentage of base salary)	2021 Target Annual Cash Bonus Award Opportunity (as a percentage of base salary)	Target Award Amount ($)	Actual Award Amount ($)
Quentin S. Blackford	—%	100%	$—	$—
Douglas J. Devine	60%	60%	$302,624	$605,248
Mark J. Day	40%	40%	$153,630	$307,261
Daniel G. Wilson	40%	40%	$147,098	$294,195
Michael J. Coyle	—%	—%	$—	$—
Kevin M. King	—%	—%	$—	$—
The 2021 Bonus Plan provided for non-equity incentive compensation based upon our achievement of performance goals for 2021. The actual target incentive payments were weighted toward achievement of revenue growth and achievement of Adjusted EBITDA targets.
Non-Equity Incentive Payments for Mr. Vort
Mr. Vort is eligible to receive formula-based incentive payments through his employment offer letter agreement, as described below in the section titled “Executive Compensation—Executive Officer Employment Arrangements—David A. Vort.” For 2021, Mr. Vort had a target incentive amount of $307,125, and received an actual award amount of $475,288 in quarterly payments.
Executive Officer Employment Agreements
Michael J. Coyle
We entered into an employment offer letter in December 2020 with Michael J. Coyle, our President and Chief Executive Officer. The letter has no specific term and provides for at-will employment. Mr. Coyle’s current annual base salary is $660,000 and he is eligible to receive an annual performance bonus for fiscal year 2021 with the target amount determined as 100% of Mr. Coyle’s annual base salary and the actual bonus amount to be determined based upon achievement of a mix of Company and individual performance objectives pursuant to the Company’s Executive Incentive Compensation Plan discussed below. Mr. Coyle also received a $850,000 relocation bonus which is repayable to the Company under certain circumstances.
Douglas J. Devine
We entered into an employment offer letter in June 2020 with Douglas J. Devine, our Chief Financial Officer. The letter has no specific term and provides for at-will employment. Mr. Devine’s current annual base salary is $450,000 and he is eligible to receive an annual performance bonus for fiscal year 2021 with the target amount determined as 60% of Mr. Devine’s annual base salary and the actual bonus amount to be determined based upon achievement of a mix of Company and individual performance objectives pursuant to the Company’s Executive Incentive Compensation Plan as discussed below. Mr. Devine also received a $150,000 signing bonus, which is repayable to the Company under certain circumstances.
David A. Vort
We entered into an employment offer letter in November 2013 with David A. Vort, our Executive Vice President, Sales. The letter has no specific term and provides for at-will employment. Mr. Vort’s current annual base salary is $ 393,750 and he is eligible to receive an annual performance bonus for fiscal year 2021 with the target amount determined as 75% of Mr. Vort’s annual base salary based upon the achievement of our revenue plan and other employment objectives set by us. Mr. Vort will be eligible to receive this bonus each calendar quarter based upon achievement of target sales goals.

Mark J. Day
We entered into an employment offer letter in June 2007 with Mark J. Day, our Executive Vice President, Research & Development. The letter has no specific term and provides for at-will employment. Mr. Day’s current annual base salary is $369,304 and he is eligible to receive an annual performance bonus for fiscal year 2021 with the target amount determined as 40% of Mr. Day’s annual base salary and the actual bonus amount to be determined based upon achievement of a mix of company and individual performance objectives pursuant to the Company’s Executive Incentive Compensation Plan as discussed below.
Daniel G. Wilson
We entered into an employment offer letter in June 2019 with Daniel G. Wilson, our Executive Vice President of Strategy, Corporate Development and Investor Relations. The letter has no specific term and provides for at-will employment. Mr. Wilson’s current annual base salary is $353,600 and he is eligible to receive an annual performance bonus for fiscal year 2021 with the target amount determined as 40% of Mr. Wilson’s annual base salary and the actual bonus amount to be determined based upon achievement of a mix of company and individual performance objectives pursuant to the Company’s Executive Incentive Compensation Plan as discussed below.
Pension Benefits and Nonqualified Deferred Compensation
We do not provide a defined benefit pension plan for our employees, and none of our Named Executive Officers participated in a nonqualified deferred compensation plan in 2021.

Outstanding Equity Awards at Fiscal Year-End
The following table provides information regarding equity awards held by our Named Executive Officers at December 31, 2021:

	Option Awards						RSU and performance share awards
Name	Grant Date(1)		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)(2)	Option Expiration Date	Grant Date(1)		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value or Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Quentin S. Blackford	—		—	—	—	—	10/5/2021	(6)	101,979	6,052,454	101,978		—
Douglas J. Devine	—		—	—	—	—	8/4/2020	(7)	6,842	1,542,243	18,246		—
	—		—	—	—	—	7/5/2021	(8)	17,906	1,130,406	—		—
	—		—	—	—	—	3/1/2021	(9)	4,430	677,436	8,860	(10)	—
	—		—	—	—	—	1/19/2021	(11)	—	—	8,046		—
Mark J. Day	10/20/2016	(3)	7,485	—	17.00	10/20/2026	2/27/2018	(12)	1,225	313,355	—		—
	2/8/2017	(4)	13,591	—	36.22	2/8/2027	2/27/2019	(13)	1,150	220,823	—		—
	2/8/2017	(4)	486	—	36	2/8/2027	2/25/2020	(14)	4,616	381,559	9,232	(15)	—
	2/27/2018	(5)	9,293	—	64	2/27/2028	3/1/2021	(9)	2,953	451,573	5,906	(10)	—
	2/27/2018	(5)	615	—	64	2/27/2028	1/19/2021	(11)			7,152		—
David A. Vort	2/16/2017	(4)	1,059	—	35.25	2/16/2027	2/27/2018	(12)	1,750	447,650	—		—
	2/27/2018	(5)	631	944	63.95	2/27/2028	2/27/2019	(13)	1,437	276,029	—		—
	2/27/2018	(5)	5,643	—	64	46,810	2/25/2020	(14)	6,348	524,726	12,696	(15)	—
	—		—	—	—	—	3/1/2021	(9)	3,248	496,684	6,496	(10)	—
	—		—	—	—	—	1/19/2021	(11)	—	—	5,364		—
Daniel G. Wilson	—		—	—	—	—	8/1/2019	(16)	5,586	908,030	—		—
	—		—	—	—	—	2/25/2020	(14)	4,155	343,452	8,310	(15)	—
	—		—	—	—	—	3/1/2021	(9)	2,510	383,829	5,020	(10)	—
	—		—	—	—	—	7/2/2021	(17)	13,227	835,021	—		—
	—		—	—	—	—	1/19/2021	(11)	—	—	4,917		—
Michael J. Coyle	—		—	—	—	—	—		—	—	—		—
Kevin M. King	2/16/2017	(4)	85,372	—	35	46,434	—		—	—	—		—
	2/28/2018	(5)	48,468	1,623	62	46,812	—		—	—	—		—
	2/28/2018	(5)	—	1,609	62	46,812	—		—	—	—		—

__________________________
(1)Each of the outstanding equity awards was granted pursuant to our 2006 Stock Plan or our 2016 Stock Plan.
(2)This column represents the fair value of our common stock on the date of grant, as determined by our Board of Directors.
(3)25% of the shares of our common stock subject to this option vested on September 21, 2017, and the balance vests in 36 successive equal monthly installments, subject to continued service through each such vesting date.
(4)25% of the shares of our common stock subject to this option vested on March 1, 2018, and the balance vests in 36 successive equal monthly installments, subject to continued service through each such vesting date.
(5)25% of the shares of our common stock subject to this option vested on March 1, 2019, and the balance vests in 36 successive equal monthly installments, subject to continued service through each such vesting date.
(6)25% of the shares of our common stock subject to this award vested on November 1, 2022 and will vest each one-year anniversary thereafter.
(7)25% of the shares of our common stock subject to this award vested on July 1, 2021 and will vest each one-year anniversary thereafter.
(8)100% of the performance shares of our common stock subject to this award vested on July 5, 2022.
(9)25% of the shares of our common stock subject to this award vested on March 1, 2022 and will vest each one-year anniversary thereafter.
(10)Up to 200% of the performance shares of our common stock subject to this award vested by March 15, 2024.
(11)200% of the performance shares of our common stock subject to this award vested on February 15, 2022.
(12)25% of the shares of our common stock subject to this award vested on March 1, 2019 and will vest each one-year anniversary thereafter.
(13)25% of the shares of our common stock subject to this award vested on March 1, 2020 and will vest each one-year anniversary thereafter.
(14)50% of the shares of our common stock subject to this award vested on March 1, 2022 and 25% will vest each one-year anniversary thereafter.
(15)Up to 200% of the performance shares of our common stock subject to this award vested by March 15, 2023.
(16)50% of the shares of our common stock subject to this award vested on July 1, 2020 and 50% will vest one-year anniversary thereafter.
(17)100% of the shares of our common stock subject to this award vested on December 31, 2023.

Potential Payments upon Termination or Change of Control
In August 2020, the Compensation and Talent Management Committee (and, with respect to our CEO, the independent members of our Board of Directors) approved a new Severance and Change in Control Policy (the “Policy”) effective September 2019, which provides a standardized approach for the receipt of severance and change in control payments and benefits by certain employees, including our Named Executive Officers. Under this approach, the rights of our executives with respect to the receipt of payments and benefits upon an involuntary termination of employment, including an involuntary termination of employment in connection with a change in control of the Company, were established on a uniform basis. Generally, the Policy replaced the individual Change of Control and Severance Agreements which we had previously entered into with our Named Executive Officers which had expired at the completion of their two-year term in September 2019.
Under the Policy, if, within the period 3 months prior to and 12 months following a “change of control” (such period, the “Change in Control Period”), we terminate the employment of the applicable employee other than for “cause,” death or “disability,” or the employee resigns for “good reason” (as such terms are defined in the employee’s change of control and severance agreement) and, within 60 days following the employee’s termination, the employee executes an irrevocable separation agreement and release of claims, the employee is entitled to receive from the Company (i) a lump sum severance payment equal to the payment of employee’s base salary, at the highest rate in effect during the term of the agreement, for 24 months for Mr. Blackford, and 15 months for Messrs. Devine, Wilson, Vort and Day, (ii) payment of premiums to maintain group health insurance continuation benefits pursuant to “COBRA” for the employee and the employee’s dependents for up to 24 months for Mr. Blackford, and 15 months for Messrs. Devine, Wilson, Vort and Day, (iii) a sum payment equal to 150% of target bonus in effect for the fiscal year in which termination occurs for Mr. Coyle, and 100% of target bonus for Messrs. Devine, Wilson, Vort and Day, and (iv) accelerated vesting as to 100% of the employee’s outstanding unvested equity awards (if vesting depends on achievement of performance criteria, then assuming performance criteria has been achieved at target levels).

In addition, under the Policy, if, outside of a Change in Control Period, we terminate the employment of the applicable employee other than for cause, death or disability, or the employee resigns for good reason and, within 60 days following the employee’s termination, the employee executes an irrevocable separation agreement and release of claims, the employee is entitled to receive (i) continuing payments of severance pay at a rate equal to the aggregate amount of the employee’s base salary, at the highest rate in effect during the term of the agreement, for up to 18 months for Mr. Blackford, and 12 months for Messrs. Devine, Wilson, Vort and Day, and (ii) payment of premiums to maintain group health insurance continuation benefits pursuant to “COBRA” for the employee and the employee’s dependents for 18 months for Mr. Blackford, and 12 months for Messrs. Devine, Wilson, Vort and Day.
Under the Policy, in the event any payment to the applicable Named Executive Officer pursuant to his change of control and severance agreement would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, as amended, or the Code (as a result of a payment being classified as a parachute payment under Section 280G of the Code), the officer will receive such payment as would entitle him to receive the greatest after-tax benefit, even if it means that we pay him a lower aggregate payment so as to minimize or eliminate the potential excise tax imposed by Section 4999 of the Code.

The following table describes the potential payments that would have been provided to each of our current Named Executive Officers pursuant to the Policy in the event that they were terminated within the three-month period prior to or the 12-month period following a “change in control” as described above, assuming such termination occurred on December 31, 2021 (except as otherwise noted). Messrs. Coyle and King terminated employment prior to December 31, 2021, and accordingly are not included in this table.

Named Executive Officer	Salary Severance Payments ($)	Bonus Severance Payments ($)	COBRA Premium Reimbursements ($)(1)	Equity Acceleration ($)(2)	Total ($)
Quentin S. Blackford	$1,300,000	$975,000	$62,089	$24,003,699	$26,340,788
Douglas J. Devine	$625,000	$300,000	$37,267	$7,570,997	$8,533,264
David A. Vort	$511,875	$307,125	$44,550	$4,505,526	$5,369,076
Daniel G. Wilson	$459,680	$147,098	$38,806	$5,145,995	$5,791,579
Mark J. Day	$480,095	$153,630	$44,550	$3,872,354	$4,550,629

(1) The amounts reported in this column represent estimates of the premiums to maintain group health insurance continuation benefits pursuant to COBRA for the executive and the executive’s respective eligible dependents for 12 months. The amounts presented are based on estimates for maintaining group health insurance continuation benefits under our 2022 health insurance plans.
(2) The value of the accelerated RSUs in this table are calculated by multiplying the number of shares subject to acceleration by the closing price of our common stock on December 31, 2021, which was $117.69 per share. The value of the accelerated stock options is calculated by multiplying (x) the number of shares subject to acceleration for each stock option by (y) the closing price per share minus the applicable exercise price per share.

The following table describes the potential payments that would have been provided to each of our current Named Executive Officers pursuant to the Policy in the event that they were terminated outside of the three-month period prior to or the 12-month period following a “change in control” as described above, assuming such termination occurred on December 31, 2021 (except as otherwise noted). Messrs. Coyle and King terminated employment prior to December 31, 2021, and accordingly are not included in this table.

Named Executive Officer	Salary Severance Payments ($)	COBRA Premium Reimbursements ($)(1)	Total ($)
Quentin S. Blackford	$975,000	$46,567	$1,021,567
Douglas J. Devine	$500,000	$29,814	$529,814
David A. Vort	$409,500	$35,640	$445,140
Daniel G. Wilson	$367,744	$31,045	$398,789
Mark J. Day	$384,076	$35,640	$419,717

(1) The amounts reported in this column represent estimates of the premiums to maintain group health insurance continuation benefits pursuant to COBRA for the executive and the executive’s respective eligible dependents for 12 months. The amounts presented are based on estimates for maintaining group health insurance continuation benefits under our 2022 health insurance plans.

As described above under the section titled Compensation Discussion and Analysis – Compensation Arrangements with Mr. King and Compensation Discussion and Analysis – Compensation Arrangements with Mr. Coyle, Mr. King and Mr. Coyle became eligible to receive severance payments and other benefits in 2021 pursuant to their separation agreements with us. The following table describes the actual severance payments provided to Mr. King and Mr. Coyle in 2021.

Named Executive Officer	Salary Severance Payments ($)	Bonus Severance Payments ($)	COBRA Premium Reimbursements ($)	Equity Acceleration ($)(1)	Total ($)
Kevin M. King	—	775,866	12,384	1,674,930	2,463,180
Michael J. Coyle	200,000	—	—	—	200,000
(1) The value of the accelerated PSUs in this table are calculated by multiplying the number of shares subject to acceleration (7,187) by the closing price of our common stock on January 12, 2021, which was $233.05 per share.
Pay Ratio Disclosure
In August 2015, the SEC issued final rules implementing the provision of the Dodd-Frank Act that requires U.S. publicly traded companies to disclose the ratio of their Principal Executive Officer’s compensation to that of their median employee. For this required disclosure, Quentin S. Blackford, our former President and Chief Executive Officer is considered to be our Principal Executive Officer (“PEO”).
For fiscal year 2021:
•the annual total compensation of Quentin Blackford was $9,731,346; and
•the estimated median of the annual total compensation of all employees of our company, other than Mr. Blackford, was $64,156.
Based on this information, for 2021 the ratio of the annual total compensation of Mr. Blackford, our President and PEO, to the median of the annual compensation of all employees was 151.7 to 1.
The SEC rules for identifying the median employee and calculating the pay ratio permit companies to use various methodologies and assumptions, to apply certain exclusions and to make reasonable estimates that reflect their employee population and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio that we have reported.
To identify the median employee, we used the base salary for all of our U.S. employees, excluding our PEO, who were employed by us on December 31, 2021. We included full-time, part-time, and temporary employees. Since the time at which we selected our median employee, there has been no significant change in our employee population or employee compensation arrangements that we believe would significantly impact the pay ratio disclosure.
After identifying the median employee, we calculated annual total compensation for the median employee using the same methodology we used for determining total compensation for our Named Executive Officers as shown in the 2021 Summary Compensation Table.

Compensation and Talent Management Committee Report
The Compensation and Talent Management Committee (the “Compensation Committee”) has reviewed and discussed the section titled “Compensation Discussion and Analysis” included in this Proxy Statement with management. Based on such review and discussion, the Compensation Committee has recommended to the Board of Directors that the section titled “Compensation Discussion and Analysis” be included in this Proxy Statement.
Respectfully submitted by the members of the Compensation Committee of the Board of Directors:
Bruce G. Bodaken (Chair)
Abhijit Y. Talwalkar
Cathleen Noel Bairey Merz, M.D

Equity Compensation Plan Information
The following table summarizes our equity compensation plan information as of December 31, 2021. Information is included for equity compensation plans approved by our stockholders. We do not have any equity compensation plans not approved by our stockholders.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights		(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by stockholders (1)	2,153,667	(2)	39.61	(3)	9,011,213
Equity compensation plans not approved by stockholders	—		—		—
Total	2,153,667		39.61		9,011,213
__________________________
(1)Includes the following plans: 2006 Stock Plan, 2016 Equity Incentive Plan (“2016 Plan”), and 2016 Employee Stock Purchase Plan (“2016 ESPP”). Our 2016 Plan provides that on January 1st of each fiscal year commencing in 2017 and ending on (and including) January 1, 2026, the number of shares authorized for issuance under the 2016 Plan is automatically increased by a number equal to the lesser of (i) 3,865,000 shares; (ii) 5% of the outstanding shares of our common stock as of the last day of the immediately preceding fiscal year, or; (iii) such other amount as our Board of Directors may determine. Our 2016 ESPP provides that on January 1st of each fiscal year commencing in 2017 and ending on (and including) January 1, 2036, the number of shares authorized for issuance under the 2016 ESPP is automatically increased by a number equal to the lesser of (i) 966,062 shares; (ii) 1.5% of the outstanding shares of our common stock as of the last day of the immediately preceding fiscal year; or (iii) such other amount as our Board of Directors may determine.
(2)This number includes 886,030 shares subject to restricted stock units.
(3)The weighted average exercise price relates solely to outstanding stock option shares since shares subject to the restricted stock units have no exercise price.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 31, 2022 for:
•each person or group of affiliated persons known by us to be the beneficial owner of more than 5% of our common stock;
•each of our Named Executive Officers;
•each of our directors and nominees for director; and
•all of our current executive officers and directors as a group.
We have determined beneficial ownership in accordance with the rules and regulations of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares of our capital stock that they beneficially own, subject to applicable community property laws.
Applicable percentage ownership is based on 29,768,708 shares of our common stock outstanding as of March 31, 2022. In computing the number of shares of capital stock beneficially owned by a person and the percentage ownership of such person, we deemed to be outstanding all shares of our capital stock subject to options held by the person that are currently exercisable or exercisable within 60 days of March 31, 2022. However, we did not deem such shares of our capital stock outstanding for the purpose of computing the percentage ownership of any other person.
Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o iRhythm Technologies, Inc., 699 8th Street, Suite 600, San Francisco, California 94103. The information provided in the table is based on our records and information filed with the SEC.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% and Greater Stockholders:
Sands Capital Management (1)	3,041,867	10.22%
The Vanguard Group, Inc (2)	2,680,700	9.01%
BlackRock Fund Advisors (3)	2,084,707	7.00%
JP Morgan Chase & Co. (4)	2,083,625	7.00%
Mackenzie Financial Corporation (5)	1,685,430	5.66%
T. Rowe Price Associates, Inc (6)	524,505	1.76%
Named Executive Officers and Directors:
Quentin Blackford	—	*
Douglas Devine (7)	5,257	*
Mark Day (8)	68,058	*
David Vort (9)	23,883	*
Daniel Wilson (10)	12,206	*
Kevin King (11)	373,704	1.25%
Abhijit Talwalkar (12)	29,889	*
Bruce Bodaken (13)	4,890	*
Mark Rubash (14)	29,713	*
Ralph Snyderman, M.D. (15)	9,151	*
Raymond Scott (16)	5,046	*
C. Noel Bairey-Merz, M.D. (17)	2,096	*
Renee Budig	—	*
Karen Ling	—	*
All executive officers and directors as a group (14 persons)	563,893	1.64%
_____________________
*Represents beneficial ownership of less than one percent (1%) of the outstanding shares of our common stock.
(1)As reported on Schedule 13G filed with the SEC on February 14, 2022. The report states that Sands Capital Management has sole voting power over 2,002,387 shares and sole dispositive power over 3,041,867 shares. The address of Sands Capital Management is 1000 Wilson Blvd., Suite 3000, Arlington, VA 22209.
(2)As reported on Schedule 13G/A filed with the SEC on February 10, 2022. The report states that The Vanguard Group has sole voting power over zero shares, shared voting power over 55,792 shares, sole dispositive power over 2,598,830 shares and shared dispositive power over 81,870 shares. The address of The Vanguard Group is 100 Vanguard Blvd, Malvern, PA 19355.
(3)As reported on Schedule 13G/A filed with the SEC on February 13, 2022. The report states that BlackRock Fund Advisors, Inc, has sole voting power over 2,042,006 shares and sole dispositive power over 2,084,707 shares. The address of BlackRock Fund Advisors is 55 East 52nd Street New York, NY 10055.
(4)As reported on Schedule 13G/A filed with the SEC on February 14, 2022. The report states that JP Morgan Chase & Co has sole voting power over 1,692,719 shares and sole dispositive power over 2,079,347 shares. The address of JP Morgan Chase & Co is 383 Madison Avenue New York, NY 10179.
(5)As reported on Schedule 13G/A filed with the SEC on February 14, 2022. The report states that Mackenzie Financial Corporation has sole voting power over 1,685,430 shares and sole dispositive power over 1,685,430 shares. The address of Mackenzie Financial Corporation is 180 Queen Street West, Toronto, Ontario M5V 3K1.
(6)As reported on Schedule 13G/A filed with the SEC on February 14, 2022. The report states that T. Rowe Price Associates, Inc, LLC has sole voting power over 89,207 shares and sole dispositive power over 524,505 shares. The address of T. Rowe Price Associates, Inc, LLC is 100 E. Pratt Street, Baltimore, MD 21202.
(7)Consists of 5,257 shares of common stock

(8)Consists of (i) 35,919 shares of common stock; and (ii) 32,139 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2022.
(9)Consists of (i) 15,606 shares of common stock; and (ii) 8,277 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2022.
(10)Consists of 12,206 shares of common stock.
(11)Consists of (i) 236,632 shares of common stock; and (ii) 137,072 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2022.
(12)Consists of (i) 5,659 shares of common stock, and (ii) 24,230 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2022.
(13)Consists of (i) 4,662 shares of common stock; and (ii) 228 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2022.
(14)Consists of (i) 5,812 shares of common stock; and (ii) 23,901 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2022.
(15)Consists of (i) 5,312 shares of common stock; and (ii) 3,839 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2022.
(16)Consists of 5,046 shares of common stock.
(17)Consists of 2,096 shares of common stock.

RELATED PERSON TRANSACTIONS
We describe below transactions and series of similar transactions, since the beginning of our last fiscal year, to which we were a party or will be a party, in which:
•the amounts involved exceeded or will exceed $120,000; and
•any of our directors, nominees for director, executive officers or beneficial holders of more than 5% of our outstanding common stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities (each, a related person), had or will have a direct or indirect material interest.
Certain Transactions with Related Persons
During 2021, the son of Raymond W. Scott, a former member of our Board of Directors and Chairman of our Nominating and Corporate Governance Committee, was employed by the Company as a director of software engineering. Mr. Scott’s son earned total compensation of approximately $506,693. Total compensation includes salary, bonus, and stock awards. The compensation of Mr. Scott’s son is consistent with that of other employees with equivalent qualifications and responsibilities and holding similar positions, and Mr. Scott recused himself from any decision regarding the hiring of, or compensation related to his son.
Executive Officer Employment Letters
We have entered into employment arrangements with certain current executive officers. See “Executive Compensation—Executive Officer Employment Arrangements.”
Indemnification Agreements
We have entered into indemnification agreements with our directors and executive officers. The indemnification agreements and our certificate of incorporation and amended and restated bylaws require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law.
Policies and Procedures for Related Party Transactions
Our Board of Directors has adopted a written policy that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our common stock and any members of the immediate family of any of the foregoing persons are not permitted to enter into a related person transaction with us without the prior consent of our Audit Committee. Any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of any class of our common stock or any member of the immediate family of any of the foregoing persons in which the amount involved exceeds $120,000, and such person would have a direct or indirect interest must first be presented to our Audit Committee for review, consideration and approval. In approving or rejecting any such proposal, our Audit Committee is to consider the material facts of the transaction, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction. We did not have a formal review and approval policy for related party transactions at the time of any of the transactions described above. However, all of the transactions described above were entered into after presentation, consideration and approval by our Board of Directors and/or our Audit Committee.

OTHER MATTERS
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires that our executive officers, directors and 10% stockholders file reports of ownership and changes of ownership with the SEC. Such directors, executive officers and 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.
SEC regulations require us to identify in this Proxy Statement anyone who filed a required report late during the most recent fiscal year. Based on our review of forms we received and written representations of our executive officers, directors and 10% stockholders, we believe that during our fiscal year ended December 31, 2021, all Section 16(a) filing requirements were satisfied on a timely basis, with the exception of the following reports:

Name	Transaction Date	Filing Date
Douglas J. Devine	7/8/2021	3/22/2022
Daniel G Wilson	7/8/2021	3/22/2022

Fiscal Year 2021 Annual Report and SEC Filings
Our consolidated financial statements for our fiscal year ended December 31, 2021 are included in our Annual Report on Form 10-K, which we will make available to stockholders at the same time as this Proxy Statement. This Proxy Statement and our annual report are posted on our website at www.irhythmtech.com under “Investors—SEC Filings.” and are available from the SEC at its website at www.sec.gov. Stockholders may also obtain a copy of our annual report without charge by sending a written request to iRhythm Technologies, Inc., Attention: Investor Relations, 699 8th Street, Suite 600, San Francisco, California 94103.
*        *        *
The Board of Directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote the shares of our common stock they represent in accordance with their own judgment on such matters.
It is important that your shares of our common stock be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed on the enclosed proxy card or execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.

By Order of the Board of Directors

/s/Quentin S. Blackford
Quentin S. Blackford
President and Chief Executive Officer
San Francisco, California
April 14, 2022

**SCAN TO**
**VIEW MATERIALS & VOTE**

**VOTE BY INTERNET**
*Before The Meeting* - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 25, 2022 for shares held directly. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

*During The Meeting* - Go to www.virtualshareholdermeeting.com/IRTC2022

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

**ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS**
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

**VOTE BY PHONE - 1-800-690-6903**
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 25, 2022. Have your proxy card in hand when you call and then follow the instructions.

**VOTE BY MAIL**
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D79272-P69100 — KEEP THIS PORTION FOR YOUR RECORDS

**THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.** — DETACH AND RETURN THIS PORTION ONLY

**IRHYTHM TECHNOLOGIES, INC.**

**The Board of Directors recommends you vote FOR the following:**

| | For All | Withhold All | For All Except |
|---|---|---|---|
| 1. To elect three Class II and three Class III directors to serve until our 2023 Annual Meeting of Shareholders and until their successors are duly elected and qualified. | ☐ | ☐ | ☐ |

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

______________________________

**Nominees:**

01) Cathleen Noel Bairey Merz, M.D.
02) Mark J. Rubash
03) Renee Budig
04) Abhijit Y. Talwalkar
05) Bruce G. Bodaken
06) Ralph Synderman, M.D.

**The Board of Directors recommends you vote FOR proposals 2 and 3.**

**NOTE:** Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

| Signature [PLEASE SIGN WITHIN BOX] | Date | Signature (Joint Owners) | Date |
|---|---|---|---|
| | | | |

**Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:**
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D79273-P69100

## IRHYTHM TECHNOLOGIES, INC.
## Virtual Annual Meeting of Shareholders
## May 26, 2022 1:00 PM Pacific Time
## This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Quentin Blackford and Douglas Devine, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of IRHYTHM TECHNOLOGIES, INC. that the shareholder(s) is/are entitled to vote at the virtual Annual Meeting of Shareholders to be held at 1:00 PM, Pacific Time on May 26, 2022, via live webcast at www.virtualshareholdermeeting.com/IRTC2022, and any adjournment or postponement thereof.

**This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.**

**Continued and to be signed on reverse side**